Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

By And Between

EQT GATHERING, LLC

And

MARKWEST ENERGY APPALACHIA, L.L.C.

Dated as of January 3, 2011

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EXHIBITS:

Exhibit A-1	Processing Facilities and Ranger NGL Pipeline

Exhibit A-2	Personal Property

Exhibit A-3	Real Property Interests

Exhibit A-4	Permits

Exhibit A-5	Assigned Contracts

Exhibit A-6	Radio Licenses

Exhibit B	Excluded Assets

DISCLOSURE SCHEDULE:

Section 2.3(b)	Real Property Consents

Section 2.4(a)	Title Matters

Section 2.4(f)	Condition of Certain Assets

Section 2.6	Litigation

Section 2.11	Taxes

Section 2.12	Environmental Matters

Section 2.13	Intellectual Property Licenses

Section 6.1	Conduct of Business

Section 6.8	Purchase Orders

Section 10.9	Knowledge Individuals

TABLE OF DEFINED TERMS

The following terms have the meaning defined for such terms in the Sections set forth below.  All other capitalized terms in this Agreement have the meanings set forth in Section 11.1.

Defined Term	Section

Accounting Arbitrator	Section 1.3(d)
Agreement	Preamble
Allocation	Section 1.6
Assignment	Section 1.4(j)
Assigned Purchase Orders	Section 6.12(c)
Benefits Schedule	Section 6.5(a)
Big Sandy Compression Expansion	Section 6.13
Buyer	Preamble
Buyer Closing Statement	Section 1.3(d)
Buyer Damages	Section 9.2(a)
Buyer Fundamental Representations	Section 9.1
Buyer Indemnitees	Section 9.2(a)
Buyer Master Agreements	Section 6.12(c)
Buyer Material Adverse Effect	Section 4.1
Buyer Review Period	Section 1.3(d)
Claim	Section 9.4
Closing	Section 1.2
Closing Adjustment	Section 1.3(b)
Closing Date	Section 1.2
Compensation Schedule	Section 2.10(b)
Conveyances	Section 1.4(h)
Disclosure Schedule	Preamble
Engineering Firm	Section 6.13
EQT Processing Facilities	Section 1.8(c)
EQT Processing Facilities Agreement	Section 1.8(c)
Estimated Closing Adjustment	Section 1.3(b)
February 2010 Letter	Section 2.4(h)
Gas Processing Agreement	Section 1.4(d)
Hired Employees	Section 6.5
HSR Approval	Section 7.1
Indemnification Ceiling	Section 9.2(b)(i)
Indemnification Deductible	Section 9.2(b)(i)
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
Langley Plant 3	Section 6.13
Langley Site Development Plans	Section 6.13

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Defined Term	Section

NGL Exchange Agreement	Section 1.4(g)
Nonassignable Asset	Section 1.7(a)
Nuisance Proceeding	Section 6.10
Omnibus Amendment	Section 1.4(h)
Operating Employees	Section 2.10(b)
Permits	Section 2.8
Propak	Section 6.12(d)
Purchase Price	Section 1.1
Real Property Agreements	Section 2.4(c)
Real Property Consents	Section 2.3(b)
Retained Master Agreements	Section 6.12(c)
Seller	Preamble
Seller Closing Statement	Section 1.3(d)
Seller Damages	Section 9.3(a)
Seller Fundamental Representations	Section 9.1
Seller Indemnitees	Section 9.3(a)
Seller Material Adverse Effect	Section 2.1
Seller Policies	Section 6.7
Seller Tax Representation	Section 9.1
Survival Period	Section 9.1
Tax Audit	Section 5.4(a)
Tax Indemnified Person	Section 5.4(a)
Tax Indemnifying Person	Section 5.4(a)
Tax Items	Section 5.4(c)
Termination Date	Section 8.1(d)
Transfer Taxes	Section 5.8
Transition IT System	Section 6.12(b)
Unadjusted Purchase Price	Section 1.1

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of January 3, 2011, by and between EQT Gathering, LLC, a Delaware limited liability company (“Seller”) and MarkWest Energy Appalachia, L.L.C., a Delaware limited liability company (“Buyer”).  Seller and Buyer are referred to herein as the “Parties” and individually as a “Party.”  Capitalized terms used but not otherwise defined elsewhere in this Agreement shall have the respective meanings given to such terms in ARTICLE XI.

A.            Seller owns and operates certain Assets, including the Processing Facilities located near Langley and Maytown, Kentucky, and the Ranger NGL Pipeline.

B.            Seller desires to sell to Buyer (and/or a Buyer Subsidiary), and Buyer (and/or such Buyer Subsidiary) desires to purchase from Seller, the Assets, free and clear of all Liens other than Permitted Encumbrances, upon the terms and subject to the conditions set forth herein.

C.            At the Closing of the transactions contemplated by this Agreement, EQT Energy, LLC, a Delaware limited liability company and Affiliate of Seller (“EQT Energy”), and Buyer will enter into the Gas Processing Agreement, whereby, among other things, Buyer will commit to continue to process EQT Energy’s Gas at the Processing Facilities and deliver Plant Products attributable thereto to the NGL Delivery Point in consideration of EQT Energy’s commitment to pay the Processing Fees described therein.

D.            At the Closing of the transactions contemplated by this Agreement, EQT Energy and Buyer will enter into the NGL Exchange Agreement, whereby, among other things, Buyer will agree to complete the Ranger II NGL Pipeline described therein and exchange Plant Products attributable to EQT Energy’s Gas delivered by EQT Energy to the NGL Delivery Point located at the tailgate of the Processing Facilities for Fractionated Products delivered by Processor to the tailgate of the Siloam Fractionation Plant in consideration of EQT Energy’s commitment to pay the fees described therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
SALE AND TRANSFER OF ASSETS

Section 1.1.            Purchase and Sale.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer (and/or a Buyer Subsidiary), and Buyer (and/or such Buyer Subsidiary) shall purchase, acquire and accept from Seller, the Assets, free and clear of all

Liens other than Permitted Encumbrances, and assume the Assumed Liabilities with respect thereto, in consideration for which, Buyer (on its own behalf, or as applicable, as agent for a Buyer Subsidiary) will pay to Seller an amount equal to $230,000,000 (the “Unadjusted Purchase Price”), adjusted as provided in Section 1.3 (as adjusted, the “Purchase Price”).

(b)           Seller shall retain, and shall be fully responsible for paying, performing and discharging when due, and Buyer (and/or any Buyer Subsidiary) shall not assume or have any responsibility for, any Retained Liability.

Section 1.2.            Time and Place of Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Seller, located at EQT Plaza, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, at 10:00 A.M. Eastern time on the first Business Day of the month following satisfaction or waiver of all of the conditions to the obligations of the parties set forth in ARTICLE VII (other than actions to be taken or items to be delivered at Closing, but subject to satisfaction of such conditions at the Closing); provided that there are at least 10 days between the satisfaction of such conditions and such date; provided further, that in the event there are less than 10 days between the satisfaction of such conditions and the first Business Day of the following month, the Closing will take place on the first Business Day of the second month following satisfaction of such conditions, or such date as the parties may mutually agree (the “Closing Date”).

Section 1.3.            Adjustments to the Purchase Price.

(a)           The Unadjusted Purchase Price shall be adjusted as follows:

(i)            increased by an amount equal to the NGL Inventory Value for the volume of each of propane, isobutane, normal butane and natural gasoline included in the aggregate NGL volume, as of the Effective Time, in the Ranger NGL Pipeline, the stock tanks at the Ranger Truck Terminal and loaded in trucks for transport to the Ranger Truck Terminal or the Siloam Fractionation Plant;

(ii)           increased by the net amount of all prepaid expenses (including prepaid Taxes) to the extent applying to the ownership and operation of the Assets following the Effective Time; and

(iii)          decreased for costs or expenses, including Taxes (other than income, franchise and similar taxes), incurred with respect to the operation of the Assets prior to the Effective Time but paid by Buyer after the Effective Time.

Should Buyer or its Affiliates pay after the Effective Time any expenses for which Seller is responsible under this Section 1.3(a) and which have not been accounted for in the final Closing Adjustment in accordance with Section 1.3(d), Seller shall reimburse Buyer (or its Affiliates, as applicable) promptly after receipt of such Person’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(b)           For purposes of determining the amount of cash to be paid as the Estimated Purchase Price by Buyer to Seller at the Closing pursuant to Section 1.5(a), Seller shall prepare and deliver, not less than two Business Days before the Closing Date, a good faith estimate of each adjustment to be made pursuant to Section 1.3(a) (the “Closing Adjustment”) determined in accordance with the US GAAP (except as set forth in Section 1.3(c)) as of the Closing Date (such estimated adjustments, the “Estimated Closing Adjustment”), which shall be reasonably acceptable to Buyer.    As used in this Agreement, the “Estimated Purchase Price” shall mean an amount equal to the Unadjusted Purchase Price plus an amount equal to the Estimated Closing Adjustment (which may be positive or negative).

(c)           For purposes of determining the Estimated Closing Adjustment, Seller shall measure, determine or estimate in good faith, based upon historical inventory and volume lists provided by Seller to Buyer, the physical inventory and composition of the NGL volumes in the Ranger NGL Pipeline, the stock tanks at the Ranger Truck Terminal and loaded in trucks for transport to the Ranger Truck Terminal or the Siloam Fractionation Plant as of the Effective Time to determine the volume and composition of NGLs as near as possible to the Effective Time for purposes of the adjustment in Section 1.3(a)(i).  The Parties agree that, notwithstanding the fact each location identified in Section 1.3(a)(i) has not been subject to a physical inventory as of the Effective Time, the physical inventory taken by Seller under this Section 1.3(b) shall constitute the NGL volumes included in the Assets and subject to adjustment in accordance with Section 1.3(b).

(d)           As soon as reasonably practicable after the Closing but not later than the 60th day following the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its calculation of the Purchase Price and the Closing Adjustment based on the most recent actual figures for each adjustment and determined in accordance with the US GAAP (the “Seller Closing Statement”).  Seller shall at Buyer’s request make reasonable documentation available to Buyer and its representatives to support the information set forth in the Seller Closing Statement (including access to employees of Seller and supporting schedules, analyses, work papers and underlying records and documentation as are reasonably necessary or helpful in Buyer’s review of such statement).  Seller shall provide all other cooperation reasonably requested by Buyer in connection with Buyer’s review of the Seller Closing Statement.  As soon as reasonably practicable but not later than the 45th day following receipt of

Seller’s statement hereunder (the “Buyer Review Period”), Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Seller Closing Statement (the “Buyer Closing Statement”).  Seller may deliver a written report to Buyer during this same period reflecting any changes that Seller proposes to be made in the Seller Closing Statement as a result of additional information received after the statement was prepared; provided that the Buyer Review Period shall be deemed to recommence upon any such delivery by Seller.  The Parties shall use good faith efforts to agree on the final statement of the Purchase Price and the Closing Adjustment no later than 75 days after delivery of the Seller Closing Statement.  In the event that the Parties hereto cannot reach agreement within such period of time, either Party may refer the items of the Closing Adjustment which are in dispute to Ernst & Young LLP or another nationally-recognized independent accounting firm or consulting firm mutually acceptable to the Parties (the “Accounting Arbitrator”), for review and final determination by arbitration.  Should the initial Accounting Arbitrator fail or refuse to agree to serve as Accounting Arbitrator within 20 days after written request from any Party to serve, and the Parties  fail to agree in writing on a replacement Accounting Arbitrator within 10 days after the end of that 20-day period, or should no replacement Accounting Arbitrator agree to serve within 45 days after the original written request pursuant to this sentence, the Accounting Arbitrator shall be appointed by the Philadelphia office of the American Arbitration Association.  The Accounting Arbitrator shall conduct the arbitration proceedings in Pittsburgh, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 1.3(d).  The Accounting Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of the Closing Adjustment and the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this Section 1.3 and may not increase the Purchase Price above the Purchase Price proposed by Seller in the Seller Closing Statement nor decrease the Purchase Price below the Purchase Price proposed by Buyer in the Buyer Closing Statement, as applicable.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the Closing Adjustment submitted by either Party (which shall be consistent with the contents of the Seller Closing Statement or Buyer Closing Statement except as otherwise agreed to in writing by the Parties) and may not award damages, interest (except as expressly provided for in this Section 1.3(d)) or penalties to any Party with respect to any matter.  The Parties shall each bear its own legal fees and other costs of presenting its case, including one half of the costs and expenses of the Accounting Arbitrator, respectively.  Within 10 days after the earlier of (i) the expiration of Buyer’s 45 day review period without delivery of the Buyer Closing Statement or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, (x) Buyer shall pay to Seller the amount by which the portion of the Purchase Price to which Seller is entitled exceeds the Estimated Purchase Price, or (y) Seller shall pay to Buyer the amount by which the Estimated Purchase Price exceeds the Purchase Price to which Seller is entitled, as applicable.  Any post-Closing payment pursuant to this Section 1.3(d) shall bear interest from the Closing Date to the date of payment at rate per annum equal to the prime rate of interest as reported in The Money Rates table of The Wall Street Journal from time to time in effect, plus four percent.     Buyer and Seller agree that any payments made pursuant to this Section 1.3 shall be allocated in a manner consistent with the allocation referred to in Section 1.6.

(e)           All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to a bank and account specified by Seller in writing to Buyer, for the credit of Seller.  All payments made or to be made hereunder to Buyer shall be by electronic transfer or immediately available funds to a bank and account specified by Buyer in writing to Seller, for the credit of Buyer.

Section 1.4.            Deliveries by Seller.  Subject to the terms and conditions hereof, at the Closing, Seller will deliver the following to Buyer:

(a)           a certificate of the secretary of Seller respecting, and to which is attached, (i) the certificate of formation of Seller; (ii) resolutions of Seller authorizing the execution of this Agreement and the Other Transaction Documents and the consummation of the transaction contemplated hereby and thereby (to the extent required under Seller’s organizational documents); (iii) resolutions of each Affiliate of Seller who is a party to any Other Transaction Document authorizing the execution of such Other Transaction Document(s) to which it is a party and the consummation of the transactions contemplated thereby (to the extent required under the organization documents of such Affiliate) and (iv) a certificate respecting the incumbency and true signatures of the officers who execute this Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Seller or any of its Affiliates;

(b)           the officer’s certificates referred to in Section 7.3(a) and (b);

(c)           a duly executed certificate, in a form reasonably satisfactory to Buyer, to the effect that EQT Gathering, Inc., a Pennsylvania corporation, is not a foreign person and otherwise meeting the requirements of Treasury Regulations Section 1.1445-2(b);

(d)           a duly executed counterpart of the Gas Processing Agreement, dated as of the Closing Date, by and between EQT Energy and Buyer,

substantially in the form agreed to by the Parties on or prior to the date hereof (the “Gas Processing Agreement”);

(e)           [reserved];

(f)            a duly executed counterpart of the Big Sandy Shared Services Agreement;

(g)           a duly executed counterpart of the NGL Exchange Agreement, dated as of the Closing Date, by and between EQT Energy and Buyer, substantially in the form agreed to by the Parties on or prior to the date hereof (the “NGL Exchange Agreement”);

(h)           a duly executed counterpart of the Omnibus Amendment, dated as of the Closing Date, by and between EQT Energy, EQT Production Company, Seller, Buyer, MarkWest Hydrocarbon, Inc. and MarkWest Energy Partners, L.P. substantially in the form agreed to by the Parties on or prior to the date hereof (the “Omnibus Amendment”);

(i)            special warranty deeds with respect to all Real Property Interests, substantially in the form agreed to by the Parties on or prior to the date hereof (the “Conveyances”), duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(j)            a duly executed counterpart of the Assignment, Bill of Sale and Assumption Agreement, dated as of the Closing Date, by and between the Parties (or by and between Seller and a Buyer Subsidiary, as applicable), substantially in the form agreed to by the Parties on or prior to the date hereof (each, an “Assignment”); and

(k)           any other documents required pursuant to this Agreement or reasonably requested by Buyer.

Section 1.5.            Deliveries by Buyer.  Subject to the terms and conditions hereof, at the Closing, Buyer will deliver the following to Seller:

(a)           the Estimated Purchase Price, by wire transfer of immediately available funds to the account or accounts designated by Seller in writing prior to the Closing Date;

(b)           a certificate of the secretary of Buyer respecting, and to which is attached, (i) the certificate of formation of Buyer; (ii) resolutions of Buyer authorizing the execution of this Agreement and the Other Transaction Documents and the consummation of the transaction contemplated hereby and thereby (to the extent required under Buyer’s organizational documents); and (iii)

a certificate respecting the incumbency and true signatures of the officers who execute this Agreement, the Gas Processing Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Buyer;

(c)           the officer’s certificates referred to in Section 7.2(a) and (b);

(d)           a duly executed counterpart of the Gas Processing Agreement;

(e)           [reserved];

(f)            a duly executed counterpart of the Big Sandy Shared Services Agreement;

(g)           a duly executed counterpart of the NGL Exchange Agreement;

(h)           a duly executed counterpart of the Omnibus Amendment;

(i)            duly executed counterparts of the Conveyances in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(j)            a duly executed counterpart of each Assignment; and

(k)           any other document required pursuant to this Agreement or reasonably requested by Seller.

Section 1.6.            Purchase Price Allocation.  Buyer shall, within the later of (a) 60 days following the Closing, or (b) 15 days after the final Purchase Price is determined under Section 1.3, prepare and deliver to Seller for its review and approval (i) an allocation of the Purchase Price among the Assets consistent with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”) and (ii) a draft Internal Revenue Service Form 8594 (Asset Allocation Statement) consistent therewith.  Any disputes with respect to the Allocation that cannot be resolved by the Parties shall be referred to the Accounting Arbitrator for resolution with such resolution to be made within 30 days of such referral. All expenses of the Accounting Arbitrator shall be shared by the Seller and Buyer equally.  The Parties agree (A) to file Internal Revenue Service Form 8594 (Asset Allocation Statement) as well as any similar state or local form consistently with the Allocation, in each case as agreed, and (B) that neither Seller nor Buyer or any of their respective Affiliates or direct or indirect owners shall take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any judicial proceeding, that is in any manner inconsistent with the terms of the Allocation, except as required by applicable Law.

Section 1.7.            Nonassignable Assets.

(a)           Nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Asset (including any Assigned Contract) to Buyer or a Buyer Subsidiary, as applicable, which by its terms or by Law is nonassignable without a Consent (a “Nonassignable Asset”), unless and until such Consent shall have been obtained.  Seller shall advise Buyer in writing at least five Business Days prior to the Closing (a) of any Material Contract with respect to which a Consent of the counterparty is required for assignment and for which such Consent has not been obtained and (b) if Seller has received notice (whether written or oral) that any such third Person will not agree to the assignment of any Material Contract to Buyer or a Buyer Subsidiary, as applicable, hereunder at the Closing.   To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, such Nonassignable Asset shall be held, as of and from the Closing Date, by Seller for the benefit and burden of Buyer or a Buyer Subsidiary, as applicable, and the covenants and obligations thereunder shall be fully performed by Buyer or such Buyer Subsidiary, as applicable, on Seller’s behalf and all rights and Liabilities existing thereunder shall be for Buyer’s or such Buyer Subsidiary’s account, as applicable.  For the avoidance of doubt, the designation of an Asset as a Nonassignable Asset does not render it an Excluded Asset.

(b)           To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Seller and Buyer shall take, or cause to be taken, such actions as the other party may reasonably request that are required to be taken or appropriate in order to provide Buyer or a Buyer Subsidiary, as applicable, with the benefits and burdens of the Nonassignable Assets.  Seller shall promptly pay over to Buyer or such Buyer Subsidiary, as applicable, the net amount (after de minimis reasonable administrative expenses and an adjustment for Taxes consistent with Section 1.3 placing each party as nearly as possible in the same position as if the Nonassignable Asset had been transferred to Buyer or such Buyer Subsidiary, as applicable, on the Closing Date), of all payments received by it in respect of all Nonassignable Assets and Buyer shall indemnify Seller for all Losses attributable to Seller’s holding of all Nonassignable Assets

(c)           The Parties shall continue after the Closing to use all commercially reasonable efforts to obtain the applicable Consents to assign any Nonassignable Asset that were not obtained prior to the Closing.

(d)           The provisions of this Section 1.7 shall not apply in respect of the Real Property Consents, which shall be governed by Section 1.8.

Section 1.8.            Real Property Consents.

(a)           Seller shall identify, with respect to the Assets, all Real Property Consents and other provisions restricting assignment without Consent that would be applicable to the transactions contemplated hereby and the names and addresses of the parties holding such Real Property Consents.  Seller will request, from the parties so identified (and in accordance with the documents creating such rights), and will use commercially reasonable efforts to obtain, execution of all Real Property Consents.  During such period in which the applicable Asset is not capable of being assigned to Buyer or a Buyer Subsidiary, as applicable, due to the failure to obtain an execution of a Real Property Consent, the Parties mutually agree, as is reasonably practicable, to cooperate to obtain an execution of such Real Property Consent or to make or cause to be made such arrangements as may be reasonably necessary or requested by Buyer to enable Buyer or such Buyer Subsidiary, as applicable, to receive all the economic benefits or same or similar rights with respect to such Asset.

(b)           Real Property Interests with respect to which a Real Property Consent has not been obtained on or before the day that is three Business Days prior to Closing shall be deemed to be excluded from the Assets conveyed to Buyer or a Buyer Subsidiary, as applicable, at Closing, but the Unadjusted Purchase Price shall not be reduced.

(c)           With respect to any Real Property Interest upon which any pipeline comprising part of the Processing Facilities or the Ranger NGL Pipeline is located, if, under the terms of such Real Property Interest, a Real Property Consent is required prior to the assignment of such Real Property Interest to Buyer or a Buyer Subsidiary, as applicable, and such Real Property Consent has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to convey at the Closing such Real Property Interest or the portions of such Processing Facilities or Ranger NGL Pipeline that are located upon such Real Property Interest.  In such case, the Parties may agree that (i) with respect to the portions of such Processing Facilities or Ranger NGL Pipeline not conveyed at the Closing (the “EQT Processing Facilities”), the Parties shall enter into an agreement (the “EQT Processing Facilities Agreement”), the form and substance of which shall be mutually agreed by the Parties, that provides Buyer or such Buyer Subsidiary, as applicable, to the commercially reasonable extent possible, with the rights, benefits and burdens with respect to the EQT Processing Facilities that Buyer or such Buyer Subsidiary, as applicable, would have received had such EQT Processing Facilities been conveyed to Buyer or such Buyer Subsidiary, as applicable, at the Closing and (ii) the other portions of such Processing Facilities or Ranger NGL Pipeline and the related Real Property Interests shall be conveyed to Buyer or such Buyer Subsidiary, as applicable, at the Closing.  With respect to any portion of the EQT Processing Facilities and related Real Property Interests to which an EQT Processing Facilities Agreement applies, when the applicable Real Property Consents are obtained, Seller shall convey the applicable portions of the EQT Processing Facilities and assign, pursuant to a special warranty deed, such related Real Property Interests to Buyer or such Buyer Subsidiary, as applicable, within 10 days following receipt of such Real Property Consent, and the EQT Processing Facilities Agreement with respect to such portions of the EQT Processing Facilities shall terminate.  During the term of any such EQT Processing Facilities Agreement, Seller shall not convey, or allow any Liens by, through, or under Seller to attach to, the applicable portion of the EQT Processing Facilities or the related Real Property Interests covered by such EQT Processing Facilities Agreement.  Additionally, Buyer or such Buyer Subsidiary, as applicable, may terminate such EQT Processing Facilities Agreement at any time by giving 60 days’ notice.  At the time of termination of the EQT Processing Facilities Agreement, Seller shall convey to Buyer or such Buyer Subsidiary, as applicable, the remaining rights they may have in the EQT Processing Facilities and, assign, to the extent related to such Processing Facilities or portion of Ranger NGL Pipeline, the Real Property Interests pursuant to a special warranty deed.

(d)           The Parties shall continue after the Closing to use all commercially reasonable efforts to obtain any Real Property Consent that was not obtained prior to the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, except as set forth on the disclosure schedule document being delivered to Buyer concurrently herewith (any such schedule delivered by the Parties under this Agreement is referred to herein as the “Disclosure Schedule”):

Section 2.1.            Organization; Etc.  Seller (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own the Assets, and to carry out its business substantially as now conducted, (c) is duly qualified and in good standing to do business in each of the States of Kentucky, West Virginia and Pennsylvania and (d) is duly qualified and in good standing to do business in each jurisdiction in which the ownership and operation of its Assets makes such qualification necessary, except in the case of clause (d) where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Seller Material Adverse Effect.  Each Affiliate of Seller that is or will be a party to any Other Transaction Document (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own its assets and carry out its business substantially as now conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the ownership and operation of its assets makes such qualification necessary, except in the case of clause (iii) where the failure to be so qualified and in good standing would not have a materially adverse effect upon such Affiliate’s ability to carry out its obligations under, and to consummate the transactions contemplated by such Other Transaction Document.

Section 2.2.            Authority Relative to this Agreement and the Other Transaction Documents.  Seller and each of its Affiliates that is or will be a party to any of the Other Transaction Documents, has all requisite limited liability company power, authority and capacity to execute and deliver this Agreement and the Other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been or will be, as applicable, duly and validly authorized by all requisite limited liability company action on the part of Seller and each such Affiliate.  This Agreement has been, and the Other Transaction Documents will be, duly and validly executed and delivered by Seller and each such Affiliate, as applicable, and, assuming this Agreement has been, and the Other Transaction Documents to which Buyer is a party will be, duly authorized, executed and delivered by Buyer, constitutes or will constitute, as applicable, a valid and binding agreement of Seller and each such Affiliate, enforceable against Seller and each such Affiliate in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the Other Transaction Documents, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3.            Absence of Conflicts.

(a)           The execution and delivery of this Agreement and the Other Transaction Documents by Seller or, if applicable in the case of the Other Transaction Documents, any of its Affiliates, and the consummation by Seller  and any such Affiliate of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any provision of Seller’s or such Affiliate’s limited liability company agreement, certificate of formation or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any Consent under, any material note, bond, mortgage, indenture or other financing instrument or obligation to which Seller or such Affiliate is a party or by which Seller or the Assets or such Affiliate or its assets are bound, (iii) violate any material order, writ, injunction, decree or Laws applicable to Seller or the Assets or such Affiliate or its assets, (iv) require any filing with, or the obtaining of any permit, authorization, Consent or approval of, any Governmental Authority that has not been made or obtained, or (v) except with respect to the Real Property Consents, Assigned Contracts and Radio Licenses, require the Consent of any third Person, except in the case of clauses (iv) and (v) of this Section 2.3(a) for any such matters which, individually or in the aggregate, would not adversely affect the ability of Seller or such Affiliate to consummate the transactions contemplated hereby or thereby or result in a Seller Material Adverse Effect.

(b)           Section 2.3(b) of the Disclosure Schedule identifies with a single asterisk all Consents and other restrictions on assignment with respect to the Real Property Interests that are required (or would be applicable) in connection with the transfer of the Real Property Interests to Buyer in accordance with the terms and conditions of this Agreement (the “Real Property Consents”).

Section 2.4.            Assets.

(a)           Except as set forth in Section 2.4(a) of the Disclosure Schedule, there is no Proceeding pending or Demand filed, nor have there been any Proceedings or Demands filed since January 1, 2010, alleging that an EQT Subsidiary does not have Defensible Title to the Assets.

(b)           An EQT Subsidiary is the sole legal and equitable owner of each parcel of the Owned Real Property described on Exhibits A-3-1 to A-3-4, inclusive.  With respect to each parcel of Owned Real Property, (i) an EQT Subsidiary has marketable title, free and clear of all Liens other than Permitted Encumbrances; (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such Owned Real Property; (iii) there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein; and (iv) notwithstanding the terms of Section 2.4, there are no Proceedings pending or Demands filed or, to the knowledge of Seller, threatened or alleged, with respect to the marketable title of all or any part of the Owned Real Property.

(c)           Seller has provided to Buyer complete and accurate copies of all real property agreements, leases, subleases, licenses, occupancy agreements and other similar agreements relating to the Ranger NGL Pipeline, the Processing Facilities, and all Lease and Easement Properties (including all modifications thereto and all notices exercising renewal, expansion, termination or other material rights), which are described in Exhibits A-3-5 and A-5, and are individually each a “Real Property Agreement” and collectively referred to herein as the “Real Property Agreements”.  An EQT Subsidiary has Defensible Title to or has a valid leasehold interest or license in the Ranger NGL Pipeline, the Processing Facilities, and all Lease and Easement Properties, free and clear of any and all Liens, except for Permitted Encumbrances.  The Real Property Agreements are in full force and effect.    No Real Property Agreement is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb the applicable EQT Subsidiary’s rights under such Real Property Agreement except in accordance with its terms while such EQT Subsidiary is not in default under the Real Property Agreement (other than a Permitted Encumbrance).  No applicable EQT Subsidiary is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default by such EQT Subsidiary under any of the Real Property Agreements to which such EQT Subsidiary is party; nor, to the Knowledge of Seller is any other party to any of the Real Property Agreements in default.

(d)           To the Knowledge of Seller, the zoning for all Real Property Interests permits the presently existing improvements and the continuation for the business presently being conducted thereon as a conforming use.  No EQT Subsidiary has received any notice of any violation of any applicable zoning ordinance or other Law relating to the operation of any business on any Real Property Interests.  To the Knowledge of Seller, there is no pending action before any Governmental Authority to change the zoning or building ordinances or any other Laws affecting the Real Property Interests.

(e)           Except as otherwise described in Section 2.4(c) and Section 2.4(d), an EQT Subsidiary holds hold Defensible Title to the Assets.

(f)            Except as set forth in Section 2.4(f) of the Disclosure Schedule and for the Dormant Pipeline, the tangible Assets, including the Real Property Interests, (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice and (ii) are adequate for the purpose for which they are being used and are capable of being used without the need for repair or replacement except in the ordinary course of business.

(g)           The Assets being transferred to Buyer at the Closing include the assets (including all inventories of pipeline, valves, meters, cathodic protection equipment and related materials and supplies) and the properties, rights and entitlements (including rights of ways, easements, licenses and other real property rights) set forth on Exhibits A-1, A-2 and A-3.

(h)           The construction of the Ranger II NGL Pipeline by Seller is and has been performed in compliance with the Endangered Species Act of 1973 in respect of the Indiana bat species as described in the letter from the U.S. Fish and Wildlife Service to EQT dated February 10, 2010 (the “February 2010 Letter”).  The February 2010 Letter remains in full force and effect, and Seller has complied with its obligations thereunder.  To the Knowledge of Seller, the construction, as described in the February 2010 Letter, of the Ranger II NGL Pipeline by Buyer after the Closing will not be subject to delay based upon the presence of an

Indiana bat critical habitat designated in accordance with 16 U.S.C. § 1533 within the area of the Ranger II NGL Pipeline.

(i)                                     Each of the Ranger I NGL Pipeline and the Ranger II NGL Pipeline has been designed, installed, maintained and operated, as applicable, in compliance with the Department of Transportation requirements set forth in 49 C.F.R., Ch. 1, Part 195.

(j)                                     Seller has undertaken the construction of the Ranger NGL Pipeline in accordance with the designs, plans, blueprints, as-built plans and specifications and system drawings and studies previously provided to Buyer.

Section 2.5.                                   Absence of Certain Changes.  Since January 1, 2010, (a) no Seller Material Adverse Effect has occurred, (b) Seller has operated the Assets in the ordinary course of business, consistent with past practice, (c) Seller has not taken any action, or failed to take any action, that if taken or failed to be taken after the date hereof would result in a breach of Section 6.1, and (d) Seller has not engaged in any practice which would have the effect of (i) accelerating to periods before the Effective Time collection of revenues attributable to the Assets that would otherwise be expected (based on past practice) to be made in periods after the Effective Time, (ii) postponing to periods after the Effective Time payment of costs in respect of the Assets that would otherwise be expected (based on past practice) to be made in periods before the Effective Time.

Section 2.6.                                   Litigation.  Except as set forth in Section 2.6 of the Disclosure Schedule, there is no material Proceeding pending or, to the Knowledge of Seller, threatened against Seller or in respect of the Assets or that would adversely affect, in any material respect, the transactions contemplated by this Agreement and the Other Transaction Documents.

Section 2.7.                                   Compliance with Law.  Except with respect to Environmental Laws, which are addressed in Section 2.12, and any Laws related to Taxes, which are addressed in Section 2.11, Seller is in full compliance with all applicable material Law or order, writ, injunction or decree of any Governmental Authority that is applicable to the Assets.  No event has occurred or circumstance exists that (with or without notice or lapse of time), in respect of Seller’s ownership of the Assets that (a) may constitute or result in a violation by, or a failure to comply with, any material Law or order, writ, injunction or decree of any Governmental Authority that is applicable to the Assets or (b) may give rise to any obligation to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.  Seller has not received any notice or other communication (whether oral or written), in respect of Seller’s ownership of the Assets, from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Law, or (ii) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

Section 2.8.                                   Permits.

(a)                                  All of the material permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, waivers, registrations, warrants, franchises or similar rights or privileges that are granted by a Governmental Authority and are necessary for, or are used or held for use in connection with, the ownership and operation of the Assets, including Environmental Permits (the “Permits”) are set forth on Exhibit A-4.

(b)                                 All of the Permits set forth on Exhibit A-4 are in full force and effect.  Seller has timely filed applications for all permits required to operate the Assets as currently operated.

(c)                                  Seller is not in violation of or default under any Permit that is material to, and used or held for use in connection with, the ownership and operation of the Assets, in the aggregate.

Section 2.9.                                   Contracts.  Exhibit A-5 lists all Material Contracts, identified by the appropriate subcategories set forth in the definition of “Material Contract.”  Seller has performed its obligation under each Material Contract in all material respects and is not in material breach or default thereunder.  Seller has not waived any of its material rights under any of the Material Contracts or modified any of the material terms thereof.   To Seller’s Knowledge, no other Person that is party to a Material Contract is in material breach or default under any Material Contract. Each Material Contract is legal, valid, binding, in full force and effect and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.  Except as listed on Exhibit A-5 and for the Contracts entered into by the Parties at Closing, there are no Contracts with Seller or any of its Affiliates that will be binding on Buyer following the Closing.  No notice of default or breach has been received or delivered by Seller (or any of its Affiliates) under any Material Contract, the resolution of which is currently outstanding, and no currently effective notices have been received by Seller (or any of its Affiliates) of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contract.

Section 2.10.                             Employees and Employee Benefit Matters.

(a)                                  There does not exist, nor do any circumstances exist that could result in liability to Buyer (or its Affiliates) for any Taxes or other Liabilities (including any Controlled Group Liability) relating to any Benefit Plan sponsored, maintained or contributed to by Seller (or its Affiliates) or any trade or business whether or not incorporated, that together with Seller (or its Affiliates) would be a “single employer” as described in Section 414(b), (c), (m) or (o) of the Code.

(b)                                 On or prior to the date hereof, Seller shall provide Buyer with a schedule (the “Compensation Schedule”) that sets forth the names, titles, annual salaries, other compensation and date of hire of the employees of Seller (or its Affiliates) who spend all or substantially all of their business time engaged in, or in activities primarily related to, the operation or maintenance of the Assets (the “Operating Employees”).  None of the Operating Employees is obligated under any contract with Seller (or its Affiliates), nor subject to any judgment, decree or order of any court or administrative agency, that would prevent such Operating Employee from performing services for Buyer (or its Affiliates).  No Seller, nor any of its Affiliates, has received written notice from any Operating Employee or group of Operating Employees, that such Person or group intends to terminate employment and, to the Knowledge of Seller, no Operating Employee or group of Operating Employees intends to terminate employment.

(c)                                  None of the Operating Employees is covered by any collective bargaining agreement and there are not any union organizing efforts underway with respect to any of the Operating Employees.

(d)                                 There is no (i) judgment, order, decree or injunction involving Seller or its Affiliates with respect to any current or former Operating Employees or the terms and conditions of employment of any Operating Employee or (ii) Demand pending against or involving or, to the Knowledge of Seller, threatened against or involving, Seller or its Affiliates alleging violation of any state or federal employment laws with respect to the Operating Employees, including claims, actions, suits, investigations, audits or proceedings alleging employment discrimination, harassment, wrongful discharge, wage and hour violations, or any other unfair employment practices under applicable Law.

Section 2.11.                             Taxes.  Except as set forth in Section 2.11 of the Disclosure Schedule:

(a)                                  All Tax Returns required to be filed by Seller have been duly and timely filed, and all Taxes due by Seller, whether or not shown to be due and owing on such Tax Returns, have been timely paid in full unless being contested in good faith and for which adequate reserves have been maintained on the books and records of Seller.

(b)                                 None of the Tax Returns of Seller is the subject of any Tax audit or Tax examination by any Tax Authority, and there are no Demands for Taxes of Seller now pending or, to the Knowledge of Seller, threatened with respect to any Tax.

(c)                                  There are no Liens or claims for Taxes (other than Taxes which are not yet due and payable) upon the Assets.

(d)                                 Seller is a “disregarded entity” as defined in Treas. Reg. Section 1.1445-2(b)(2)(iii) and is wholly-owned by EQT Gathering, Inc., a Pennsylvania corporation.

(e)                                  With respect to Taxes other than income, franchise and similar Taxes, Seller has not executed or entered into with any Governmental Authority relating to any Asset any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessment or collection of any Taxes that is still in effect.

(f)                                    No claim has ever been made, or to Seller’s Knowledge, threatened by a Tax authority relating to the Assets in any jurisdiction where Seller has failed to file one or more Tax Returns asserting that Seller, or any of the Assets, is or may be subject to Taxes imposed by that jurisdiction.

Section 2.12.                             Environmental Matters.

(a)                                  Except as set forth in Section 2.12(a) of the Disclosure Schedule, the Assets are not subject to, and with respect to the Assets, neither Seller nor its Affiliates have or are subject to, any material Environmental Liability.

(b)                                 Except as set forth in Section 2.12(b) of the Disclosure Schedule, to the Knowledge of Seller, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in any material Environmental Liability with respect to the Assets.

(c)                                  Except as set forth in Section 2.12(c) of the Disclosure Schedule, neither the Seller nor its Affiliates are responsible for any Environmental Liability of any other person, whether by contract or, the Knowledge of Seller, by operation of law.

(d)                                 Except as set forth in Section 2.12(d) of the Disclosure Schedule, the Assets and operations conducted by Seller and its Affiliates with respect to the Assets are and have been in compliance with the material requirements of all applicable Environmental Laws and Environmental Permits.

(e)                                  Except as set forth in Section 2.12(e) of the Disclosure Schedule, Seller and its Affiliates have not received written inquiry or notice of any Demand since November 16, 2007, related to or arising under any Environmental Law relating to the Assets, except such Demands that have been fully and finally resolved without further liability to Seller or its Affiliates.

(f)                                    Except as set forth in Section 2.12(f) of the Disclosure Schedule, none of Seller or its Affiliates is currently operating or required by any Governmental Authority to be operating any of the Assets under any compliance order, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law.

(g)                                 Seller has furnished Buyer copies of all environmental assessments, reports, audits and other material documents in its possession or under its control and dated on or after November 16, 2007 that relate to the environmental condition of the Assets or Seller’s or its Affiliate’s compliance with Environmental Laws with respect to the Assets.  To the Knowledge of Seller, any information Seller or its Affiliates have furnished to Buyer concerning the environmental condition of the Assets and the operations of Seller or its Affiliates related to compliance with Environmental Laws is accurate and complete.

Notwithstanding the generality of any other representations and warranties contained in this Agreement, except for Section 2.4(c), Section 2.8(a), Section 2.8(b) and Section 2.9, this Section 2.12 will be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Liabilities, Environmental Permits or Environmental Laws.

Section 2.13.                             Intellectual Property.  To the Knowledge of Seller, (i) none of the Assets uses or incorporates any intellectual property that, or in a manner that, infringes or misappropriates the intellectual property of any third Person, and (ii) no third Person is infringing or misappropriating any intellectual property used or incorporated in any Asset.  To the Knowledge of Seller and except as set forth on Section 2.13 of the Disclosure Schedule, the Assets include all intellectual property required for their operation, free and clear of all Liens, and all such intellectual property will be available for use by Buyer in connection with the operation of the Assets immediately subsequent to the Closing on the same terms and conditions as available immediately prior to the Closing subject to any applicable license transfer requirements, all of which are set forth on Exhibit A-5-4 and, following execution by Buyer, the Propak license set forth on Exhibit A-5-3.  To the Knowledge of Seller, no trade secret or confidential know-how, either of which is material to the operation of any Asset, has been disclosed or authorized to be disclosed, other than pursuant to a non-disclosure agreement that protects the proprietary interests in and to such trade secrets and confidential know-how.

Section 2.14.                             Condemnation.  There are no pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions or contemplated sales in lieu thereof, involving a partial or total taking of any of the Assets.

Section 2.15.                             Bonds, Letters of Credit, Guarantees.  There exist no bonds, letters of credit and guarantees posted by Seller or any Affiliate of Seller with any Governmental Authority or third Person relating to the Assets.

Section 2.16.                             Brokers; Finders and Fees.  Neither Seller nor any of its Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement or the Other Transaction Documents or the transactions contemplated hereby and thereby.

ARTICLE III
DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE II, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO ITSELF OR THE ASSETS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND, EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR ALL PURPOSES.  BUYER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT  SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL PERMITS, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT AS PERTAINS TO THE ASSETS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1.                                   Organization; Etc.  Buyer (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except in the case of clause (c) where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect.  As used in this Agreement, the term “Buyer Material Adverse Effect” shall mean an event, change or circumstance which would adversely affect in a material respect the ability of Buyer to consummate the transactions contemplated hereby.

Section 4.2.                                   Authority Relative to this Agreement and the Other Transaction Documents.  Buyer has all requisite limited liability company power, authority and capacity to execute and deliver this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been or will be, as applicable, duly and validly authorized by all requisite limited liability company action on the part of Buyer.  This Agreement has been, and the Other Transaction Documents will be, duly and validly executed and delivered by Buyer and, assuming this Agreement has been, and the Other Transaction Documents to which Seller is a party will be, duly authorized, executed and delivered by Seller, constitutes or will constitute, as applicable, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the Other Transaction Documents, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3.                                   Absence of Conflicts.  The execution and delivery of this Agreement and the Other Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or other organizational documents of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any Consent under, any indenture, license, contract, agreement or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which any of them or any of their respective properties or assets may be bound, (c) violate any material order, writ, injunction, decree or Laws applicable to Buyer, any of its Affiliates or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, Consent or approval of, any Governmental Authority that has not been made or obtained, except in the case of (d) of this Section 4.3 for any such matters which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

Section 4.4.                                   Availability of Funds.  Buyer has sufficient immediately available funds in cash or cash equivalents to pay the Estimated Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.5.                                   Litigation.  There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which, individually or in the aggregate, would have a Buyer Material Adverse Effect.

Section 4.6.                                   Brokers; Finders and Fees.  Neither Buyer nor any of its Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement or the Other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE V
TAX MATTERS

Section 5.1.                                   Preparation of Tax Returns.  Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Assets for all Pre-Closing Periods and Straddle Periods that are required to be filed after the Closing Date, and shall pay (or cause to be paid) all Taxes due with respect to the Assets for all Pre-Closing Periods and Straddle Periods (whether or not such Taxes are required to be shown on a Tax Return).  Buyer shall promptly pay to Seller the portion of such Tax for which Buyer is responsible pursuant to Section 5.2 within five days of receipt of notice therefor.

Section 5.2.                                   Responsibility for Taxes.  Seller shall be responsible for and entitled to all refunds of, and shall indemnify Buyer Indemnitees from and against, all Taxes with respect to the Assets for any Pre-Closing Period and for that portion of any Straddle Period that ends on the Closing Date.  Buyer shall be responsible for the remaining Straddle Period Taxes that begins on the day after the Closing and ends on the last day of the Straddle Period.  For this purpose, Straddle Period Taxes shall be (a) allocated on an interim closing of the books method for income and franchise Taxes, and (b) prorated on a daily basis to the Closing date and thereafter for all other Taxes.  Notwithstanding anything to the contrary herein, any ad valorem or property Taxes paid or payable with respect to the Assets shall be allocated to the Tax period applicable to the ownership of the Assets regardless of when such Taxes are assessed.

Section 5.3.                                   Post-Closing Assistance.  Seller and Buyer will each provide the other such reasonable assistance, at the sole cost and expense of the requesting party, as may reasonably be requested in connection with the preparation of any Tax Return with respect to the Assets, or any audit or other examination by any Tax Authority or any judicial or administrative proceedings relating to Taxes with respect to the Assets, and each will retain and provide the requesting Party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination.  The Party requesting assistance will reimburse the other Party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the Parties) incurred in providing such assistance.  Buyer agrees, at its sole cost and expense, to file an Application for Energy Direct Pay Authorization and Kentucky Sales and Use Tax Energy Exemption Annual Return with the Kentucky Department of Revenue to qualify for the exemption of sales or use Tax on Buyer’s purchases of energy following the Closing, and to include any benefit from such reduction in sales Tax in all applicable electricity allocations to Seller pursuant to the Big Sandy Shared Services Agreement.

Section 5.4.                                   Conduct of Business.

(a)                                  From and after the applicable Closing Date, each of Buyer and Seller (the “Tax Indemnified Person”), shall notify the chief tax officer (and the notice party as set forth in Section 10.4 of this Agreement) of the other Party (the “Tax Indemnifying Person”), in writing within 15 days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which may affect the liability for Taxes of such other Party.  If the Tax Indemnified Person fails to give such timely notice to the other Party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice materially adversely affects the other Party’s right to participate or meaningfully defend in the Tax Audit.

(b)                                 If a Tax Audit relates to Taxes for which only Seller would be liable to indemnify Buyer under this Agreement, Seller shall have the option, at its expense, to control the defense and settlement of such Tax Audit.  If Seller does not elect to control the defense and settlement of such Tax Audit by giving written notice of to Buyer within 15 days of the receipt of the first notice of such audit (and failure to give such timely notice shall constitute a waiver of seller’s right to elect not to control and defend the audit), Buyer may, at Buyer’s expense, control the defense and settlement of such Tax Audit, provided that Seller shall pay any Tax for which it is otherwise liable under Section 5.2.  If such Tax Audit relates solely to Taxes for which only Buyer would be liable under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit to the extent that such Tax Audit relates to Taxes for which Buyer is liable to indemnify Seller under Section 5.2.

(c)                                  If a Tax Audit relates to Taxes for which both Seller and Buyer could be liable under this Agreement, to the extent practicable, the items of income, gain, loss, deduction and credit or other item required to be reported on or otherwise reported on the applicable Tax Return (“Tax Items”) with respect to such Tax Audit will be distinguished and each Party will have the option to control the defense and settlement of those Taxes for which it is so liable.  If such Tax Audit relates to a Straddle Period and any Tax Item cannot be identified as being a liability of only one Party or cannot be separated from a Tax Item for which the other Party is liable, Seller, at its expense, shall have the option to control the defense and settlement of the Tax Audit, provided that such Party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of Buyer, not to be unreasonably withheld.

(d)                                 Any Party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (not to be unreasonably withheld) to the extent that such settlement would have an adverse effect with respect to a period for which that Party is liable for Taxes, under this Agreement or otherwise.

Section 5.5.                                   Pre- and Post-Closing Actions.  Except to the extent required by applicable Laws, Seller shall not and shall not permit its affiliates to take any action (including the amendment of any Tax Return) on or before the Closing Date which could reasonably be expected to materially increase Buyer’s liability for Taxes (including any liability of Buyer to indemnify Seller for Taxes under this Agreement).  Except to the extent required by applicable

Laws, Buyer shall not and shall not permit its affiliates to take any action (including the amendment of any Tax Return) on or after the Closing Date which could reasonably be expected to materially increase Seller’s liability for Taxes (including any liability of Seller to indemnify Buyer for Taxes under this Agreement).

Section 5.6.                                   Refunds of Certain Taxes Received by Buyer.  Buyer agrees to pay to Sellers any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon) after the Closing Date by Buyer or its affiliates that is entitled to be paid to Seller pursuant to Section 5.2.  Buyer shall cooperate with Seller and Seller’s affiliates at Seller’s sole expense in order to take all necessary steps to claim any such refund.  Any such refund received by Buyer or its affiliates shall be paid to Seller within 30 days after such refund is received.   Buyer agrees promptly furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment. Buyer shall have no affirmative duty to identify any refunds that might be due and payable to Seller under this Section 5.6.

Section 5.7.                                   Like-Kind Tax Exchange.  The Parties hereby agree that any Party, at its sole expense, may elect a like-kind exchange under Section 1031 of the Code with respect to the transactions contemplated by this Agreement.  Seller, at its expense, shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a “qualified intermediary” (as that term is defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an “exchange accommodation titleholder” (as that term is defined in Revenue Procedure 2000-37, 2000-2 C.B. 308) in order to effectuate the transactions contemplated hereby at such Closing in a manner that will qualify, either in whole or in part, as a like-kind exchange under Section 1031 of the Code.  Likewise, Buyer, at its expense, shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary or an exchange accommodation titleholder for the same purpose.  In the event that any Party assigns its rights under this Agreement pursuant to this Section 5.7, such Party agrees to notify the other Party in writing of such assignment on or before the Closing attributable to such rights.  The Parties agree to cooperate to the extent reasonably requested by the other Parties in order to effectuate the transactions contemplated hereby as a like-kind exchange under Section 1031 of the Code.  The Parties acknowledge and agree that any assignment of rights under this Agreement to a qualified intermediary or an exchange accommodation titleholder shall not release any Party from any of its liabilities and obligations to the other Party under this Agreement, and that neither Party represents to the other Party that any particular Tax treatment will be given to any Party as a result thereof.  In no event will any Party be liable to the other for any failure of any  transaction to qualify for like-kind treatment under Section 1031 of the Code.

Section 5.8.                                   Transfer Taxes.  Any sales, use, recording or other transfer taxes (“Transfer Taxes”) imposed on the purchase and sale of the Assets pursuant to this Agreement (including any interest, penalties, or additions to tax with respect thereto) shall be paid 50% by Seller and 50% by Buyer.  The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes described in this Section 5.8.

ARTICLE VI
ADDITIONAL COVENANTS

Section 6.1.                                   Conduct of Business.  Except as contemplated by the covenants to be performed by Seller prior to the Closing under this Agreement or as set forth in Section 6.1 and Section 6.8 of the Disclosure Schedule or as consented to in writing by Buyer, such consent not to be unreasonably withheld, delayed or conditioned, prior to the Closing, Seller covenants and agrees (and agrees to cause each of its Affiliates that it controls) to (i) operate its business with respect to the Assets in the ordinary course of business consistent with past practices and (ii) use commercially reasonable efforts to keep available the services of the current officers, key employees and consultants related to the Assets and, without limiting the generality of the preceding, Seller shall not, (and shall not permit any of its Affiliates to) directly or indirectly do, or agree to do, any of the following:

(a)                                  sell, transfer, assign, convey, abandon or otherwise dispose of any of the Assets, except for (i) sales or dispositions individually not exceeding $10,000 individually or $25,000 in the aggregate and (ii) sales or dispositions of inventory or obsolete equipment in the ordinary course of business;

(b)                                 make any commitment or enter into any agreement with respect to any capital project relating to any Asset in excess of $100,000 individually or $250,000 in the aggregate that would become an Assumed Liability;

(c)                                  enter into, terminate, amend, waive or permit to lapse (prior to its applicable expiration date) in any material respect any Permit, Contract, or instrument creating a Real Property Interest that is or would be an Asset conveyed to Buyer by Seller at the Closing or that would affect any such Asset, other than in the ordinary course of business;

(d)                                 create or permit the creation of any Lien on any Asset (other than Permitted Encumbrances) or cancel any material debts or settle, discharge or waive any material claims or rights pertaining to the Assets;

(e)                                  grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to any Asset;

(f)                                    make, amend or revoke any material election with respect to any material Taxes relating to the Assets that would materially and adversely impact Buyer;

(g)                                 fail to maintain in effect insurance of such types, covering such risks and with amounts and deductibles as are in place on the date of this Agreement solely with respect to the Assets; or

(h)                                 agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2.                                   Access to Records and Assets; Access Indemnity and Confidentiality.

(a)                                  During the period from the date hereof through the Closing, Seller shall (and shall cause its Affiliates that it controls to) at reasonable times and upon reasonable notice (i) make all the books and records relating to the Assets (including the Records) available to Buyer and its authorized representatives for examination as Buyer may request, (ii) permit Buyer to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Buyer may reasonably request, and (iii) permit Buyer and its authorized representatives to consult with employees, officers, directors, accountants, consultants, legal counsel and other authorized representatives of Seller and to conduct, at Buyer’s sole cost, expense and risk, inspections and site visits of the Assets; provided, however, that none of Buyer and its authorized representatives shall have any right of access to (A) any proprietary data that relates to another business of Seller and is not used in connection with the ownership, use, operation or maintenance of the Assets, (B) confidential information subject to a third party confidentiality agreement, or (C) any such information which, if disclosed, would violate an attorney-client privilege or applicable Law.  Buyer and its authorized representatives shall comply in all material respects with all rules, regulations, policies and instructions issued by Seller or any third Person operator regarding any of Buyer’s or its authorized representatives’ actions prior to Closing while upon, entering or leaving any property included in the Assets.

(b)                                 BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LOSSES OCCURRING ON OR TO THE ASSETS OR TO THE PERSON OR PROPERTY OF ANY PERSON ARISING FROM OR CAUSED BY THE ACTS OR OMISSIONS OF SELLER, ITS AFFILIATES’ OR ANY OTHER PERSON ACTING ON SELLER’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH THE ACCESS RIGHTS UNDER SECTION 6.2(A), EXCEPT FOR INSTANCES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER, ITS AFFILIATES OR ANY OTHER PERSON ACTING ON THEIR RESPECTIVE BEHALF; PROVIDED, HOWEVER, THAT THE FOREGOING OBLIGATION OF BUYER SHALL NOT APPLY WITH RESPECT TO ANY ENVIRONMENTAL LIABILITY TO THE EXTENT EXISTING PRIOR TO SUCH ACCESS AND THAT ARE DISCOVERED DURING OR IN CONNECTION WITH SUCH ACCESS.

(c)                                  Until the Closing, Buyer shall (and shall cause its Affiliates and authorized representatives to) hold in confidence all information and data furnished to it (or its Affiliates or representatives) pursuant to this Section 6.2 in accordance with Section 6.14.

Section 6.3.                                   Regulatory Filings and Consents.  From the date hereof until the Closing:

(a)                                  Subject to Seller’s and Buyer’s additional obligations in clauses (b), (c) and (d) of this Section 6.3, Seller and Buyer shall use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including to do or cause the conditions set forth in ARTICLE VII to be satisfied and to obtain prior to Closing all Consents to the transfer and assignment of the Assets that are required under this Agreement, and (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Buyer or Seller in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Seller and its Affiliates shall not be required to make any material monetary expenditure, commence or be a plaintiff in any material litigation or offer or grant any material accommodation (financial or otherwise) to any Person.

(b)                                 As promptly as practicable after the date hereof, Seller and Buyer shall make all necessary filings, including filings under the HSR Act and any other Antitrust Law, request early termination thereunder, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any Law at or prior to the Closing.  The Parties shall bear the costs and expenses of their respective filings; provided that **.  The Parties shall cooperate in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling Party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  The Parties shall each use best efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement.

(c)                                  The Parties shall each give prompt notice to the other of the receipt of any notice or other communication (in each case whether oral or written) from (i) any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any claims, actions, suits, proceedings, arbitrations or investigations against, relating to, or involving or otherwise affecting Buyer or Seller that relate to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other Party to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such Party under this Agreement, or (C) delay or impede the ability of either Buyer or Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.  No delivery of any notice pursuant to clause (iv) of this Section 6.3(c) shall cure any breach of any representation, warranty or covenant of the Party hereto giving such notice contained in this Agreement.

(d)                                 Each Party agrees to use commercially reasonable efforts to contest and to resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the reasonable pursuit of all available avenues of administrative and judicial appeal, and each Party agrees to provide reasonable cooperation to the other Party in connection with the foregoing.  Notwithstanding the foregoing, Buyer shall not be required to take any commercially unreasonable action that substantially impairs the overall benefits realized from the consummation of the transactions set forth herein, and in no event shall Buyer be required to (i) sell, hold separate or otherwise dispose of the Assets or Buyer’s or its Affiliate’s other assets or businesses now owned or hereafter acquired by Buyer to resolve any objection or proceeding objecting to the transactions contemplated hereunder or (ii) terminate any existing relationships and contractual rights and obligations.  Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Authority or other Person relating to the foregoing, provided that it shall afford Seller a reasonable opportunity to participate therein.  Neither Party shall take any action that could reasonably be expected to materially hinder or delay the granting of any Authorization necessary for the consummation of the transactions contemplated hereby.

Section 6.4.                                   Cooperation; Further Assurances.

(a)                                  In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Parties hereto shall take such further action (including the execution and delivery of such further documents and instruments) as any Party hereto may reasonably request, all at the sole expense of the requesting Party (unless the action requested should have been taken prior to the Closing, in which case the Party or Parties that would have borne the expense of taking such action had it been taken prior to the Closing shall bear such expense).  Without limiting the generality of the foregoing, the Parties hereto will take all reasonably requested actions to ensure that (i) the

Assets are, except as otherwise contemplated hereby, transferred to Buyer, and (ii) that all other assets otherwise used by Seller, are owned by Seller.

(b)                                 For the longer period of (i) seven years after the Closing Date, (ii) as required by the terms of the applicable Assigned Contract or (iii) as required by Law, Buyer agrees to retain the originals of the Records at its sole cost and expense.  Seller may retain a copy of the Records to the extent such Records pertain to its obligations under this Agreement.

Section 6.5.                                   Operating Employees.

(a)                                  From and after the date hereof, Buyer shall offer, or cause an Affiliate to offer, employment to all of the Operating Employees on such terms and conditions of employment that would apply to similarly situated employees of Buyer (or its Affiliate); provided, however, that the terms and conditions of each such offer of employment shall **.  For each Operating Employee who accepts employment by Buyer (or any of its Affiliates) (the “Hired Employees”) (a) Buyer (or its Affiliate, if applicable) shall credit years of service with Seller (or any of its Affiliates) (as determined from the date of hire for such Operating Employee set forth in the Compensation Schedule) for purposes of determining eligibility, vesting and benefit accrual (excluding any benefit accrual under any Benefit Plans that is a defined benefit pension plan) under any Benefit Plans of Buyer (or its Affiliate, if applicable) currently in place or later adopted; provided, however, in order to prevent duplicative credit for vacation time, Buyer shall not be required to credit vacation for the calendar year of hire to the extent that the Hired Employee has used or been paid for such vacation time by Seller or any of its Affiliates, and (b) Buyer shall (or shall cause its Affiliate to) waive any pre-existing condition limitation and eligibility waiting period under any Benefit Plan that is a group health plan in which any such Hired Employees are eligible to participate following the Closing, and **.  Buyer shall notify Seller of any acceptances of such offers by the Operating Employees.

(b)                                 The provisions of this Section 6.5 are intended for the sole benefit of the Parties and shall not inure to the benefit of any other Person (other than permitted assigns of the Parties hereto) either as a third party beneficiary or otherwise.

(c)                                  Seller shall pay the Hired Employees their accrued and unused vacation through the Closing Date on the Closing Date.

(d)                                 Seller shall be exclusively responsible for complying with COBRA with respect to the Hired Employees and their qualified beneficiaries by reason of any such employees’ termination of employment with Seller, and Buyer shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment.

(e)                                  Without limiting the foregoing, **.

Section 6.6.                                   Public Announcement.  Neither Party, nor any of their respective Affiliates, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof (including the Purchase Price) or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding rights of Consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to seek such Consents or provide notices, seek waivers, amendments or termination of such other rights), (b) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (c) subject to Section 6.14, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided further that, in the case of clauses (a) and (b), to the extent permitted by applicable Law, each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 6.7.                                   Insurance.

(a)                                  The Parties hereto acknowledge that Seller maintains a program of property and liability insurance coverage in respect of the Assets.  All of the insurance policies through which the program of coverage is presently or has previously been provided by or to Seller or its Affiliates are herein referred to collectively as the “Seller Policies.”  It is understood and agreed by Buyer that from and after the Closing:

(i)                                     no insurance coverage shall be provided under Seller Policies to Buyer; and

(ii)                                  no claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer against or with respect to any of Seller Policies, regardless of their date of issuance unless directed by Seller and for Seller’s benefit.

(b)                                 Buyer shall procure, pay for and maintain in effect its own policies of insurance with respect to the Assets and shall indemnify and defend Seller and its Affiliates against, and shall hold them harmless from any liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses arising out of claims made after the Closing against any of Seller Policies by Buyer, any of Buyer’s Affiliates or any other Person claiming to be subrogated to Buyer’s or any of its Affiliates’ rights.  Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments, prospective premium increases or any other restitution or funding requirements attributable to any such claim or policy requirements.

Section 6.8.                                   Purchase Orders.  From and after the Closing, Buyer shall complete the purchase of the equipment, and pay the outstanding amounts payable under, the purchase orders set forth in Section 6.8 of the Disclosure Schedule, which are part of the Contracts assumed by Buyer hereunder.

Section 6.9.                                   Disclosure Schedules.  Any information furnished in ARTICLE II of the Disclosure Schedule shall be deemed to modify all of the representations and warranties of Seller set forth in ARTICLE II for which the applicability of such information and disclosure is readily apparent.  The inclusion of any information on the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Assets or Seller or has or would have a Seller Material Adverse Effect.

Section 6.10.                             Nuisance Litigation.  From and after the date hereof, Seller agrees to use reasonable best efforts to actively defend the matter described in subsection (2) of Section 2.6 of the Disclosure Schedule (the “Nuisance Proceeding”).  Seller shall not agree to any settlement, compromise or consent of the Nuisance Proceeding without the prior written consent of Buyer, which consent may not be unreasonably withheld, delayed or conditioned; provided, however that Buyer’s consent will not be required if such settlement, compromise or consent includes an unconditional written release of Buyer from all further liability in respect of such claim and could not reasonably be expected to materially and adversely affect Buyer’s operation of the Assets following the Closing.  Buyer agrees to provide such cooperation as reasonably requested by Seller in connection with the foregoing.

Section 6.11.                             Langley Plant Environmental Matters.

(a)                                  Prior to and until the Closing, Seller agrees that it will not undertake any activities related to Langley Plant Environmental Matters, including **, including **

(b)                                 At the Closing, Buyer shall assume all responsibility for Langley Plant Environmental Matters, **, subject to Buyer’s right of indemnity provided in Section 9.2.

Section 6.12.                             Transition Plan.

(a)                                  Without limiting Section 6.4, for a period of 120 days following the Closing, each Party agrees to offer reasonable assistance to the other Party,

upon such other Party’s written request, for the purpose of transitioning ownership and operation of the Assets from Seller to Buyer.  In connection with any services provided under this Section 6.12, each month following the commencement of such services, the Party requesting such limited transition services shall pay the Party providing such services an amount equal to ** all ** reasonable out-of-pocket or third-party costs incurred by such Party and its Affiliates in providing the services contemplated by this Section 6.12.

(b)                                 Until the earlier to occur of (i) 90 days following the Closing Date, or (ii) in the case of those software and application licenses referenced below, the date on which Buyer acquires a separate license or adequate replacement system, Seller will (x) cooperate with and assist in Buyer’s efforts to obtain a separate license (or an adequate replacement system) for each of the software and applications set forth on Section 2.13 of the Disclosure Schedule (each a “Transition IT System”) and (y) continue to host such Transition IT System following the Closing for the benefit of Buyer.  Notwithstanding the foregoing, Buyer acknowledges that in the case of each Transition IT System licensed to Seller or its Affiliates, the consent of the licensor of such Transition IT System may be required to provide Buyer any use or access to such Transition IT System, and Seller’s obligations under this Agreement are limited to providing assistance reasonably requested by Buyer to obtain such consent in consideration of the payments described in clause (a) of this Section 6.12.  The failure to obtain such consent shall not be a breach of this Agreement.  Any costs or fees to obtain such consent shall be borne by Buyer.

(c)                                  Commencing on the date hereof, Buyer shall exercise commercially reasonable efforts to obtain, within 90 days following the Closing, the necessary master agreements (the “Buyer Master Agreements”) in respect of all Assigned Contracts that are purchase orders (the “Assigned Purchase Orders”) under master agreements retained by Seller (the “Retained Master Agreements”).  As of and from the Closing until the earlier of 90 days following Closing Date or such time as Buyer has entered into the relevant Buyer Master Agreement, Seller shall, to the extent permitted by applicable Law and by the terms of the Retained Master Agreement for the Assigned Purchase Orders for which Buyer has not yet entered into a Buyer Master Agreement, hold such Retained Master Agreement for the benefit and burden of Buyer and the covenants and obligations thereunder related to any Assigned Purchase Order shall be fully performed by Buyer and all rights and Liabilities existing thereunder related to any Assigned Purchase Order shall be for Buyer’s account.  Buyer shall pay Seller an amount equal to all reasonable out-of-pocket or third-party costs incurred by Seller under this Section 6.12(c).  Seller makes no representations or warranties regarding Buyer’s ability to obtain the Buyer Master Agreements, and Seller shall have no liability by reason of it’s efforts to hold the Retained Master Agreements for the benefit and burden of Buyer pursuant to this Section 6.12(c).

(d)                                 Following the date hereof, Seller will continue to exercise commercially reasonable efforts to obtain the consent of Propak Systems, Ltd. (“Propak”) to Buyer’s proposed revisions to the Propak License Agreement to be executed and delivered by Buyer and Propak on the Closing Date.

Section 6.13.                             Expansion Plans.  The Parties shall cooperate in good faith regarding the location of the future expansion of Seller’s Affiliates’ compression equipment included in the Excluded Assets to add additional compression reasonably required to fully utilize the designated capacity of the Big Sandy Pipeline (the “Big Sandy Compression Expansion”) and for Buyer’s expansion of the Processing Facilities following the Closing to include a 60 MMcf cryogenic gas processing plant (the “Langley Plant 3”), as well as with respect to future expansions of the Processing Facilities and Big Sandy Pipeline.  Following the date hereof, the Parties will select and engage the services of a mutually agreeable engineering firm (the “Engineering Firm”) to prepare plans (the “Langley Site Development Plans”) that identify the location of the Big Sandy Compression Expansion and the Langley Plant 3 on the site of the Processing Facilities, including all supply, discharge and any utility lines with respect thereto, as well as the interconnection of the Processing Facilities and the Big Sandy Compression Expansion.  Both Parties will participate and consult with the Engineering Firm for the purpose of ensuring that, to the extent possible, the Langley Site Development Plans, as well as any anticipated future expansions of the Processing Facilities and the Big Sandy Pipeline (e.g., by adding an additional residue gas line), utilize available space on the site of the Processing Facilities to accommodate Langley Plant 3, the Big Sandy Compression Expansion, and such anticipated future expansions of the Processing Facilities and the Big Sandy Pipeline.  The Parties shall use commercially reasonable efforts to cause the Engineering Firm to complete the Langley Site Development Plans within 120 days of the date hereof.  The Parties will each bear 50% of the cost of the Engineering Firm.  After the Closing, the Parties agree to amend the Conveyance to specify the location and extent of Seller’s retained easement for purposes of accessing, operating and expanding the Big Sandy Pipeline compression included in the Excluded Assets.

Section 6.14.                             Confidentiality.

(a)                                  Buyer and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to Seller or the Assets (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, however, that Buyer may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, (B) that is or becomes available to Buyer on a non-confidential basis from a source that is not bound by a confidentiality obligation to Seller or its Affiliates, (C) to Buyer’s financial advisors, consultants, attorneys and banks or (D) with the prior written approval of Seller, which approval shall not be unreasonably withheld or delayed; provided, further, that to the extent that Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if Buyer or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws, Buyer or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Seller, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Buyer may disclose such information to the extent necessary to comply with applicable Law, or to enforce its rights and obligations under this Agreement; provided, further, that after the Closing, this Section 6.14(a) shall not prohibit or restrict or otherwise limit the use or disclosure by Buyer and its Affiliates of any documents, work papers or other materials or information related to the Assets.

(b)                                 Seller and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to Buyer and its Affiliates (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, however, that Seller may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates, (B) that is or becomes available to Seller on a non-confidential basis from a source that is not bound by a confidentiality obligation to Buyer, (C) to Seller’s financial advisors, consultants, attorneys and banks or (D) with the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed; provided, further, that to the extent that Seller or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if Seller or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any applicable Law, Seller or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Buyer, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Seller may disclose such information to the extent necessary to comply with applicable Law, or to enforce its rights and obligations under this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1.                                   Conditions to Obligations of Seller and Buyer Under this Agreement.  The respective obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived by the Parties, as the case may be in whole or in part, to the extent permitted by applicable Law):  (i) the termination or expiration of the applicable waiting period under the HSR Act and any extension thereof (“HSR Approval”), (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority the effect of which prevents the consummation of the transactions contemplated hereby and (iii) the absence of any proceeding by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.2.            Additional Conditions to Seller’s Obligation.  The obligation of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by applicable Law:

(a)           Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Buyer Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(b)           Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date (including the deliveries at Closing pursuant to Section 1.5), and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

Section 7.3.            Additional Conditions to Buyer’s Obligation.  The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by applicable Law:

(a)           Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Seller Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.  **

(b)           Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date (including the deliveries at Closing pursuant to Section 1.4), and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

ARTICLE VIII
TERMINATION

Section 8.1.            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Parties;

(b)           by Seller upon written notice to Buyer, if any of the conditions in Section 7.1 or Section 7.2 shall not have been fulfilled by the time required or shall have become incapable of fulfillment on or prior to the Termination Date;

(c)           by Buyer upon written notice to Seller, if any of the conditions in Section 7.1 or Section 7.3 shall not have been fulfilled by the time required or shall have become incapable of fulfillment on or prior to the Termination Date; or

(d)           by Buyer or Seller upon written notice to the other Party, if the Closing contemplated hereby shall not have occurred on or before May 2, 2011 (the “Termination Date”).

provided, however, that no Party shall be entitled to terminate this Agreement under this Section 8.1 if the Closing has failed to occur because such Party breached any provision under this Agreement and such breach has been the cause of, or resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under this Section 8.1 prior to the Closing.

Section 8.2.            Effect of Termination.  Except for the provisions of Section 2.16, Section 4.6, Section 6.2, Section 6.6, Section 6.14, ARTICLE VIII, Section 9.10, Section 9.11, Section 10.4, Section 10.5, Section 10.6, Section 10.7, Section 10.8, Section 10.9, Section 10.10, Section 10.12 and ARTICLE XI, this Agreement shall, upon termination hereof pursuant to

Section 8.1, forthwith become of no further force or effect and (a) there shall be no liability on the part of Seller or Buyer or any of their respective officers or directors to any other party and (b) all rights and obligations of any Party shall cease; provided, however, that any such termination shall not relieve Seller or Buyer from liability for any willful failure to perform or observe in any material respect any of its agreements or covenants herein that are to be performed or observed at or prior to Closing.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

Section 9.1.            Survival Periods.  All representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is ** after the Closing Date (the “Survival Period”), except that (i) the “Survival Period” for the representations and warranties set forth in Section 2.1 (Organization, Etc.), Section 2.2 (Authority Relative to this Agreement and the Other Transaction Documents) and Section 2.16 (Brokers; Finders and Fees) (the “Seller Fundamental Representations”) shall **, (ii) the “Survival Period” for the representations and warranties in Section 2.11 (Taxes) (the “Seller Tax Representation”) shall **, and (iii) the “Survival Period” for the representations and warranties set forth in Section 4.1 (Organization, Etc.), Section 4.2 (Authority Relative to this Agreement and the Other Transaction Documents) and Section 4.6 (Brokers; Finders and Fees) (the “Buyer Fundamental Representations” shall **.  Except as set forth above, the Parties hereto intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon breaches of any of the representations or warranties contained in ARTICLE II or ARTICLE IV after the Survival Period.  This Section 9.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing, including the covenants and agreements set forth in ARTICLE V, ARTICLE VI and this ARTICLE IX.

Section 9.2.            Seller’s Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liability, demands, claims, actions or causes of action, penalties, fines, assessments, deficiencies, settlements, judgments, losses, damages, costs and expenses (including reasonable fees and expenses for attorneys, accountants, engineers and investigators) (collectively, “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of any of the following:

(i)            a breach of any representation or warranty of Seller contained in ARTICLE II other than a Seller Fundamental Representation or the Seller Tax Representation;

(ii)           a breach of any Seller Fundamental Representation or the Seller Tax Representation;

(iii)          a breach of any covenant of Seller contained in this Agreement;

(iv)          the Excluded Assets and the Retained Liabilities; or

(v)           the Langley Plant Environmental Matters.

(b)           Seller’s obligation to indemnify Buyer Indemnitees pursuant to Section 9.2(a) is subject to the following limitations:

(i)            No indemnification shall be made by Seller pursuant to Section 9.2(a)(i): (A) with respect to any individual item (or group of related items) of Buyer Damage unless such Buyer Damage exceeds ** and (B) unless the aggregate amount of all Buyer Damages of the Buyer Indemnitees with respect to Section 9.2(a)(i) (together with any Buyer Damages described in Section 9.2(c)(iii)(B)) shall exceed ** (such amount, the “Indemnification Deductible”) (after which point Seller will be obligated only to indemnify Buyer from and against Buyer Damages under Section 9.2(a)(i) (together with any Buyer Damages described in Section 9.2(c)(iii)(C)) in excess of the Indemnification Deductible but less than or equal to ** (the “Indemnification Ceiling”)).  The maximum amount that Seller shall be required to pay in the aggregate pursuant to Section 9.2(a)(i) and Section 9.2(a)(v) in respect of all Buyer Damages by all Buyer Indemnitees is the Indemnification Ceiling less the Indemnification Deductible, after which point Seller will not have an obligation to indemnify Buyer from and against further such Buyer Damage.

(ii)           Seller’s obligation to indemnify Buyer under Section 9.2(a)(ii) through Section 9.2(a)(iv) shall not be subject to any of the limitations set forth in Section 9.2(b)(i); provided that the maximum amount that Seller shall be required to pay in the aggregate pursuant to Section 9.2(a) in respect of all Buyer Damages to all Buyer Indemnitees shall be the Unadjusted Purchase Price.

(iii)          The amount of any Buyer Damages shall be reduced by (A) any amount directly received by a Buyer Indemnitee with respect thereto under any insurance coverage or for any other party alleged to be responsible therefor (except such amount shall be adjusted by any increase in insurance premiums payable by Buyer as a result of such insurance claim), (B) the amount of any Tax benefit actually realized by Buyer

Indemnitee in the form of an actual refund or credit of current Taxes payable in the year the Loss is claimed by Buyer with respect the applicable indemnification against Seller and (C) any indemnity, contribution or other similar payment actually received by Buyer or any Buyer Indemnitee from any third Person with respect to such Buyer Damages.  If a Buyer Indemnitee directly or indirectly receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 9.2, then such Buyer Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by Buyer Indemnitee.  Each Buyer Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which such Buyer Indemnitee is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(iv)          Seller shall be obligated to indemnify Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which Buyer Indemnitees have given Seller written notice thereof, and with respect to any claim pursuant to Section 9.2(a)(i), such notice must be given prior to the end of the Survival Period with respect to such claim.  Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(c)           Seller’s obligation to indemnify the Buyer Indemnities pursuant to Section 9.2(a)(v) is subject to the following limitations:

(i)            Seller’s obligation to indemnify the Buyer Indemnitees pursuant to Section 9.2(a)(v) shall survive the Closing until **

(ii)           Seller shall be obligated to indemnify Buyer Indemnitees only for those claims giving rise to Buyer Damages under Section 9.2(a)(v) as to which Buyer Indemnitees have given Seller written notice thereof, prior to the end of the survival period described in Section 9.2(c)(i).  Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages under Section 9.2(a)(v) shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages, a reasonable estimate of the amount thereof, and shall include copies of any correspondence with any Governmental Agency regarding the asserted Buyer Damages.

(iii)          The amount that Seller shall be required to pay pursuant to Section 9.2(a)(v) shall be ** until the aggregate amount of such Buyer Damages (together with any Buyer Damages described in Section 9.2(a)(i)) equals the Indemnification Deductible, and ** until the aggregate amount of such Buyer Damages (together with any Buyer Damages described in Section 9.2(a)(i)) equals the Indemnification Ceiling, after which Seller shall have no responsibility for any additional Buyer Damages under Section 9.2(a)(i) or Section 9.2(a)(v).

(iv)          Buyer claims for indemnification under Section 9.2(a)(v) shall be ** to the extent applicable ** and to the extent Buyer has legal capacity to do so, **

(v)           Buyer shall take all reasonable actions to avoid and minimize any claim for indemnification under Section 9.2(a)(v), **

(vi)          Notwithstanding any other provision in this Agreement, Section 9.2(a)(v) shall constitute Buyer’s sole and exclusive remedy for any Buyer Damages related to Langley Plant Environmental Matters.

(d)           The limitations on indemnification set forth in Section 9.2(b) shall not apply to any claim or Buyer Damages for fraud or willful misconduct on the part of Seller.

(e)           In determining the amount of any claim or Buyer Damages, all materiality and “Seller Material Adverse Effect” qualifiers contained in any representations and warranties or covenants shall be ignored.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF BUYER INDEMNITEES (BUT NOT TO THE EXTENT OF SUCH BUYER INDEMNITEE’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE).

Section 9.3.            Buyer’s Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, penalties, fines, assessments, deficiencies, settlements, judgments, losses, damages, costs and expenses (including reasonable fees and expenses for attorneys, accountants, engineers and investigators) (collectively, “Seller

Damages”) asserted against or incurred by any of Seller Indemnitees as a result of or arising out of any of the following:

(i)            a breach of any representation or warranty contained in ARTICLE IV other than any Buyer Fundamental Representation;

(ii)           a breach of any Buyer Fundamental Representation;

(iii)          a breach of any covenant of Buyer contained in this Agreement; and

(iv)          the Assumed Liabilities.

(b)           Buyer’s obligation to indemnify Seller Indemnitees pursuant to Section 9.3(a) is subject to the following limitations:

(i)            No indemnification shall be made by Buyer pursuant to Section 9.3(a)(i): (A) with respect to any individual item (or group of related items) of Seller Damage unless such Seller Damage exceeds ** and (B) unless the aggregate amount of all Seller Damages of the Seller Indemnitees with respect to Section 9.3(a)(i) shall exceed the Indemnification Deductible (after which point Buyer will be obligated only to indemnify Seller from and against Seller Damage in excess of the Indemnification Deductible but less than or equal to the Indemnification Ceiling).  The maximum amount that Buyer shall be required to pay in the aggregate pursuant to Section 9.3(a)(i) in respect of all Seller Damages by all Seller Indemnitees is the Indemnification Ceiling less the Indemnification Deductible, after which point Buyer will not have an obligation to indemnify Seller from and against further such Seller Damage.

(ii)           Buyer’s obligation to indemnify Seller under Section 9.3(a)(ii) through Section 9.3(a)(iv) shall not be subject to any of the limitations set forth in Section 9.3(b)(i); provided that the maximum amount that Buyer shall be required to pay in the aggregate pursuant to Section 9.3(a) in respect of all Seller Damages to all Seller Indemnitees is the Unadjusted Purchase Price.

(iii)          The amount of any Seller Damages shall be reduced by (A) any amount directly received by a Seller Indemnitee with respect thereto under any insurance coverage or for any other party alleged to be responsible therefor (except such amount shall be adjusted by any increase in insurance premiums payable by Seller as a result of such insurance claim), (B) the amount of any Tax benefit actually realized by Seller Indemnitee in the form of an actual refund or credit of current

Taxes payable in the year the Loss is claimed by Seller with respect the applicable indemnification against Buyer and (C) any indemnity, contribution or other similar payment actually received by Seller or any Seller Indemnitee from any third Person with respect to such Seller Damages.  If Seller Indemnitees directly or indirectly receive any amounts under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyer pursuant to this Section 9.3, then Seller Indemnitees shall promptly reimburse Buyer, as the case may be, for any payment made or expense incurred by Buyer in connection with providing such indemnification up to such amount received by Seller Indemnitees.  Each Seller Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which such Seller Indemnitee is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(iv)          Buyer shall be obligated to indemnify Seller Indemnitees only for those claims giving rise to Seller Damages as to which Seller Indemnitees have given Buyer written notice thereof, and with respect to a claim pursuant to Section 9.3(a)(i), such notice must be given prior to the end of the Survival Period.  Any written notice delivered by Seller Indemnitees to Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(c)           The limitations on indemnification set forth in Section 9.3(b) shall not apply to any claim or Seller Damages for fraud or willful misconduct on the part of Buyer.

(d)           In determining the amount of any claim or Seller Damages, all materiality and “Buyer Material Adverse Effect” qualifiers contained in any representations and warranties or covenants shall be ignored.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF SELLER INDEMNITEES (BUT NOT TO THE EXTENT OF SUCH SELLER INDEMNITEE’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE).

Section 9.4.            Third Party Indemnification.     The obligations of Seller to indemnify Buyer Indemnitees under Section 9.2 with respect to Buyer Damages and the obligations of Buyer to indemnify Seller Indemnitees under Section 9.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), will be subject to the following additional terms and conditions.  This Section 9.4 shall not apply to any claims or proceedings with respect to Taxes, which shall be governed by Section 5.4.

(a)           Any Party against whom any Claim is asserted (the “Indemnified Party”) will give the indemnifying party (the “Indemnifying Party”) written notice of any such Claim promptly after learning of such Claim, and the Indemnifying Party may at its option and its sole expense undertake the defense thereof using reputable counsel and representatives of its own choosing who are reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall be entitled to conduct and control the defense thereof (at their election and sole expense) if such Claim, based on the remedy sought, would reasonably be expected to subject any party to criminal liability of, or injunctive or other equitable relief against, the Indemnified Party (except as set forth in Section 6.10).  All Claims are subject to the remaining obligations set forth in this Section 9.4(a) and Section 9.4(b).  The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any Claim as to which the Indemnifying Party has elected to conduct and control the defense, compromise or settlement thereof; provided that if counsel to the Indemnifying Party is ethically prohibited from representing the Indemnified Party due to the existence or development of a conflict between the interests of the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall also pay the reasonable fees and expenses of one separate counsel (reasonably acceptable to the Indemnifying Party) of the Indemnified Party in connection with such Claim during such time as such a conflict exists.  In the event, however, that the Indemnifying Party declines or does not elect to conduct and control the defense, compromise or settlement of any Claim or to employ reputable counsel reasonably satisfactory to the Indemnified Party, in either case within such 30 day period, then the Indemnifying Party shall pay the reasonable fees and expenses of counsel for the Indemnified Party as incurred to the extent the Indemnifying Party is obligated to indemnify the Indemnified Party for such fees and expenses pursuant to this Section 9.4(a), as applicable; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one firm for all Indemnified Parties in any Claim.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter and shall furnish such records and other information as may be reasonably requested by the Indemnifying Party or Indemnified Party (as the case may be) in connection therewith.  Failure to give prompt notice of a

Claim hereunder shall not affect the Indemnifying Party’s obligations under this ARTICLE IX, except to the extent the Indemnifying Party is materially prejudiced by such failure to give prompt notice.

(b)           Neither the Indemnifying Party nor the Indemnified Party, as the case may be, shall pay, compromise, settle or consent to the entry of any judgment with respect to which indemnification is being sought herein without the prior written consent of the other Party, which consent may not be unreasonably withheld, delayed or conditioned; provided, however, that the Indemnified Party’s/Indemnifying Party’s (as applicable) consent will not be required if such settlement, compromise or consent includes an unconditional release of the Indemnified Party/Indemnified Party (as applicable) from all liability arising out of such claim and such settlement, compromise or consent does not contain any equitable order, judgment or term that may adversely affect the business of the Indemnified Party/Indemnifying Party (as applicable) (other than as the result of money damages covered by the indemnity).  If the Indemnifying Party is entitled to conduct and control the defense of any particular claim pursuant to this Section 9.4, but elects not to do so, then the Indemnifying Party shall not unreasonably withhold its consent to any settlement or compromise with respect to such claim.

Section 9.5.            Insurance.  The Indemnifying Party shall be subrogated to the rights of the Indemnified Party in respect of any insurance relating to Buyer Damages or Seller Damages, as the case may be, to the extent of any indemnification payments made hereunder, and the Indemnified Party shall provide all reasonably requested assistance to the Indemnifying Party in respect of such subrogation.

Section 9.6.            No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement herein.

Section 9.7.            Amount of Losses.  The determination of the dollar amount of any Buyer Damages or Seller Damages, as the case may be, shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial indicia.

Section 9.8.            Remedies Exclusive.  Indemnification under this ARTICLE IX will be the exclusive remedy of any Indemnified Party for any breach of a representation or warranty in this Agreement and, in furtherance of the foregoing, each of the Parties, on behalf of itself and its Affiliates, hereby waives and releases the other Parties hereto (and such other Parties’ Affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other Parties hereto except as provided herein and provided, further, that nothing in this ARTICLE IX shall limit in any way either Party’s remedies in respect of fraud or willful misconduct by the other Party in connection with the transactions contemplated hereby.

Section 9.9.            Casualty and Condemnation.  If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed or damaged by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain, Buyer shall, nevertheless be required to comply with the covenants in ARTICLE I and attend the Closing.  In the event that the amount of the costs and expenses associated with repairing or restoring all Assets affected by such casualty or condemnation exceeds **, Seller must elect by written notice to Buyer prior to Closing either (i) to cause the Assets affected by any casualty or condemnation to be repaired, restored or replaced, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) to indemnify Buyer through a document reasonably acceptable to the Parties against any costs or expenses that Buyer reasonably incurs to repair, restore or replace the Assets subject to any casualty.  In the case of (i) and (ii) above, Seller shall retain all rights to insurance and other claims against third Persons with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.  Notwithstanding the foregoing, in the event that either (x) the above mentioned costs and expenses exceed ** or (y) the loss or taking of the affected Assets would substantially prevent the operation of the Processing Facilities or the operation or construction of the Ranger NGL Pipeline in the ordinary course of business consistent with past practices, then either Party will have the right to terminate this Agreement prior to Closing if Seller elects not to proceed under (i) or (ii) above.

Section 9.10.          No Special Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE IX OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGE; PROVIDED, HOWEVER, IF ANY OF THE SELLER INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH SELLER INDEMNITEE OR BUYER INDEMNITEE FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES, FOR SUCH DAMAGES.

Section 9.11.          Conspicuous Legends; Nature of Indemnification.  THE PARTIES AGREE THAT THE BOLD OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.  IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE IX COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1.          Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the Parties hereto, pursuant to an instrument in writing signed by all of the Parties.

Section 10.2.          Entire Agreement; Assignment.  This Agreement (including the exhibits and schedules hereto) (a) constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede other prior agreements and understandings, both written and oral, between the Parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise, by a Party hereto, without the prior written consent of the other Parties.

Section 10.3.          Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 10.4.          Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given when delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by facsimile (providing confirmation of transmission).  All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)           if to Seller:

EQT Gathering, LLC
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania  15222
Facsimile:  (412) 395-2114
Attention:  President

with a copy (which shall not constitute notice) to

EQT Gathering, LLC
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania  15222
Telephone:  (412) 553-5700

Facsimile:  (412) 553-7781
Attention:  General Counsel

with a copy (which shall not constitute notice) to

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, TX  77002
Facsimile:  (713) 229-7778
Attention:  Hugh Tucker

(b)           if to Buyer:

MarkWest Energy Appalachia, L.L.C.
1515 Arapahoe Street

Tower 1, Suite 1600

Denver, CO 80202

Attention: Senior Vice President and Chief Commercial Officer

Facsimile: (303) 925-9305

with a copy to

MarkWest Energy Appalachia, L.L.C.
1515 Arapahoe Street

Tower 1, Suite 1600

Denver, CO 80202

Attention: General Counsel

Facsimile: (303) 925-9308

with a copy (which shall not constitute notice) to

Hogan Lovells US LLP
One Tabor Center

1200 Seventeenth St., Ste. 1500
Denver, CO 80202
Facsimile:  (303) 899-7333
Attention:  George Hagerty

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 10.4 by any Party to the other Parties.

Section 10.5.          Governing Law, Exclusive Jurisdiction and Waiver of Jury Trial.

(a)           THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, USA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b)           THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF PENNSYLVANIA LOCATED IN ALLEGHENY COUNTY, PENNSYLVANIA OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN ALLEGHENY COUNTY, PENNSYLVANIA AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 10.6.          Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 10.7.          Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 10.8.          Fees and Expenses.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party hereto incurring such expenses.  Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other Party or Parties, as applicable, from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such Party or Parties or otherwise arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by such Party or Parties.

Section 10.9.          Interpretation.

(a)           The phrase “to the Knowledge of Seller” or any similar phrase shall mean those facts, events or circumstances actually known after reasonable inquiry to the individuals identified in Section 10.9 of the Disclosure Schedule; the phrase “to the Knowledge of Buyer” or any similar phrase shall mean those facts, events or circumstances actually known after reasonable inquiry to any executive officer of Buyer.

(b)           Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           For purposes of this Agreement, the terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified, (iii) the word “or” will not be exclusive unless expressly provided to the contrary, and (iv) words in the singular will be held to include the plural.

(d)           All references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to Schedules to this Agreement, which Exhibits and Schedules are attached hereto and made a part hereof for all purposes.

(e)           In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.10.        No Third Party Beneficiaries.  This Agreement is solely for the benefit of (a) Seller (and its successors and permitted assigns) and Seller Indemnitees, with respect to the obligations of Buyer under this Agreement; and (b) Buyer (and its successors and permitted assigns) and Buyer Indemnitees, with respect to the obligations of Seller under this Agreement.  This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

Section 10.11.        No Waivers.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.  No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 10.12.        Specific Performance.  The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 10.13.        Facsimile Signature.  This Agreement and the documents contemplated hereby may be executed by facsimile, portable document format (.pdf) or similar technology signature.

ARTICLE XI
DEFINITIONS

Section 11.1.          Certain Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

(a)           “Affiliate” means , with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)           “Antitrust Law” means any applicable federal, state, local or foreign statute, Law, rule or regulation designed to prohibit mergers, acquisitions and joint ventures which tend to lessen competition or which are designed to prohibit, restrict or regulate conduct which has the purpose or effect of restraining trade, monopolizing or abusing a dominant position, including the HSR Act.

(c)           “Applicable Index Price”  with respect to volumes of propane, isobutane and normal butane, means the arithmetic average for the five calendar day period immediately prior to the Closing Date of the daily high and low Mont Belvieu TET price for each of propane, isobutane and normal butane, respectively; and, with respect to volumes of natural gasoline, the arithmetic average for the five calendar day period immediately prior to the Closing Date of the daily high and low Mont Belvieu non-TET price for natural gasoline, in each case as reported by Oil Price Information Service.

(d)           “Assets” means the following assets and properties, except for the Excluded Assets:

(i)            Langley Plant 1, Langley Plant 2 (collectively, the “Langley Plants ) and all assets and properties related thereto described in Part I of Exhibit A-1, and all meter stations, gas processing plants, treaters, dehydration units, compressor stations, processing skids, fractionators, NGL handling facilities, platforms, warehouses, field offices, control buildings, pipelines, pipe valves, NGL measurement facilities, tanks and other associated facilities that are necessary to or are primarily used or held for use in connection with the ownership, operation, use or maintenance of the Langley Plants, as more particularly defined in Part I of Exhibit A-1 (collectively, the “Processing Facilities”);

(ii)           the Ranger NGL Pipeline, the Dormant Pipeline and all assets and properties related thereto, including those described in Part II of Exhibit A-1;

(iii)          the physical inventory at the Effective Time of NGL volumes in (A) the Ranger NGL Pipeline, (B) stock tanks a the Ranger Truck Terminal, and (C) loaded in trucks for transport to the Ranger Truck Terminal or the Siloam Fractionation Plant (collectively, the “Inventory”);

(iv)          all tangible personal property of every kind and nature that is primarily used in the ownership, operation, use or maintenance of the Processing Facilities, the Ranger NGL Pipeline and the Ranger Truck Terminal, including motor vehicles, pipelines, meters, gauges, valves, engines, field equipment, office equipment, fixtures (except to the extent included within Real Property Interests), trailers, tools, instruments, spare parts, machinery, computer equipment, telecommunications equipment, furniture, supplies, materials and other improvements (except to the extent included within Real Property Interests) wherever located, including those items of tangible personal property described in Exhibit A-2 (collectively, the “Personal Property”);

(v)           all fee property, rights-of-way, easements, surface use agreements, licenses, leases, leasehold estates, and other rights, privileges or interests in real property that are primarily used in the ownership, operation, use or maintenance of the Processing Facilities, the Ranger NGL Pipeline and the Ranger Truck Terminal and the Martin’s Branch expansion of the Processing

Facilities (collectively, the “Real Property Interests”), all as described in Exhibit A-3, and all fixtures, buildings and improvements located on or under such Real Property Interests;

(vi)          all benefits and rights under permits, licenses, certificates, orders, approvals, authorizations, grants, Consents, concessions, waivers, registrations, warrants, franchises and similar rights and privileges that are granted by a Governmental Authority or other Person and are necessary for, or are used or held for use primarily for or in connection with, the ownership, operation, use or maintenance of the Processing Facilities, the Ranger NGL Pipeline, the Personal Property or the Real Property Interests, including those described in Exhibit A-4 (collectively, the “Permits”);

(vii)         all benefits and rights under the Contracts identified on Exhibit A-5 (collectively, the “Assigned Contracts”); provided that no Assigned Contract with the notation “W Prior Consent” will be assigned to Buyer under this Agreement unless and until the required Consent to assignment has been received;

(viii)        all benefits and rights under the radio licenses identified on Exhibit A-6 (the “Radio Licenses”); provided that no Radio License will be assigned to Buyer under this Agreement unless and until any required Consent to assignment has been received;

(ix)           all technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data primarily used in connection with the ownership, operation, use or maintenance of the Processing Facilities, the Ranger NGL Pipeline or the Personal Property;

(x)            all rights and benefits of the following insofar as the same relate primarily to any of the Assets for any period from and after the Effective Time: (A) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, and (B) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to or take possession of such Assets;

(xi)           copies or originals of all tangible, digital or electronic contracts, land, title, engineering, environmental, operating, performance, safety, maintenance, warranty, accounting, business, marketing, and other data, files, documents, instruments, notes, correspondence, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records, designs, plans, blueprints, as-built plans and specifications and system drawings and studies which relate primarily to the Assets or which are used or held for use primarily in connection with, the ownership, operation, use or maintenance of the Assets; provided, however, such material shall not include (A) any proprietary data that is not primarily used in connection with the continued ownership, use or operations of the Assets, (B) any information subject to third Person confidentiality agreements for which a Consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, (C) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the Processing Facilities or the Ranger NGL Pipeline, and the Parties enter a mutually agreeable joint defense agreement related thereto or (D) any information relating primarily to the Excluded Assets (collectively, the “Records”); and

(xii)          the benefits in and rights to enforce all claims, causes of action, indemnities, rights of recovery, rights of set off, rights of recoupment, warranties, covenants, guarantees, and all suretyship agreements (and all proceeds from any of the foregoing) to the extent relating primarily to the Assets or the Assumed Liabilities with respect to periods from and after the Effective Time.

(e)           “Assumed Liabilities” means, subject to Buyer’s indemnification rights hereunder and except as otherwise set forth in this Agreement, any and all obligations and liabilities, known or unknown, with respect to (i) the Assets or the ownership, operation or use thereof, (ii) any Hired Employee or (iii) all liabilities under the Ivel NOPV that are not Retained Liabilities; regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including the Langley Plant Environmental Matters.

(f)            “Authorizations” means any franchise, permit, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other Consent or approval granted by any Governmental Authority (i) under any Law, including any Environmental Law or Antitrust Law, or (ii) under or pursuant to any judgment or material Contract with any such Governmental Authority.

(g)           “Benefit Plan” means any: (i) employee benefit plan as defined in Section 3(3) of ERISA and (ii) other employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.

(h)           “Big Sandy Pipeline” means the existing pipeline that is owned and operated by Equitrans, L.P. that transports Gas from the Processing Facilities to the Tennessee Gas Pipeline Company’s Broad Run Lateral.

(i)            “Big Sandy Shared Services Agreement” means that certain Big Sandy Shared Services Agreement, dated as of the Closing Date, by and between the Parties, substantially in the form agreed to by the Parties on or prior to the date hereof, whereby the Parties address, among other things, certain arrangements with respect to (i) the provision by Buyer of certain services relating to the operation of the Compression Equipment (as defined therein) for the Big Sandy Pipeline, (ii) the procedures relating to the separation of control systems at the Processing Facilities that are shared with the Compression Equipment, (iii) access to, and allocation of expenses for, power for the Compression Equipment, and (iv) qualification for sales tax exemption regarding power consumption at the Processing Facilities.

(j)            “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Denver, Colorado.

(k)           “Buyer Subsidiary” means any one or more wholly owned subsidiary of Buyer designated by Buyer as a “Buyer Subsidiary” hereunder prior to the Closing Date.

(l)            “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(m)          “Consent” means any approval, authorization, consent, order, license, declaration, permission, permit, qualification, exemption or waiver by any third party or Governmental Authority.

(n)           “Contract” means any contract, agreement, lease, ground lease, or commitment, license, sublicense, permit, mortgage, purchase order, indenture, loan agreement, note, lease, sublease, agreement, obligation, commitment, understanding, instrument or other arrangement (whether written or oral) or any commitment to enter into any of the foregoing.

(o)           “Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of any foreign Laws.

(p)           “Defensible Title” means title that is free and clear of all Liens other than Permitted Encumbrances and good and otherwise free from reasonable doubt such that a prudent person engaged in the business of the ownership and operation of assets similar to the Assets where located, with knowledge of all the facts and their legal effect, would be willing to accept the same.

(q)           “Demand” means any demand, demand letter, claim or notice by any Person of noncompliance, violation, or liability, or of a Proceeding, other than any claim for workers’ compensation or unemployment compensation benefits or claims under a Benefit Plan.

(r)            “Dormant Pipeline” means the dormant NGL pipeline that runs from the site of the Processing Facilities to its terminus near Institute, West Virginia.

(s)           “Effective Time” means 12:00 A.M. Eastern time on the Closing Date.

(t)            “Environment” means soil, sediment, surface water, groundwater, land, subsurface strata and indoor or ambient air.

(u)           “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended on or prior  to the Closing Date, and all similar Laws as in effect on or prior to the Closing Date of any Governmental Authority having jurisdiction over the Assets addressing pollution or protection of the environment or natural resources and all regulations implementing the foregoing, and regional, state or local Laws pertaining to oil and natural gas exploration, production, gathering, and processing wastes, the use, maintenance, and closure of pits and impoundments, or the acquisition, withdrawal, consumptive use, reclamation and disposal of water, produced water, and flowback water in connection with, oil and natural gas upstream and midstream activities.

(v)           “Environmental Liability” means any Liability (i) resulting from or attributable to the actual or threatened Releases of Hazardous Materials into the Environment or resulting from or attributable to exposure to Hazardous

Materials; (ii) arising under Environmental Laws or under any Contract and resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Hazardous Materials; or (iii) otherwise arising under or related to Environmental Laws or the violation thereof.

(w)          “Environmental Permit” means any permit, registration, license, certificate, approval, exemption, variance or other authorization required by a Governmental Authority under any Environmental Laws.

(x)            “EQT Subsidiary” means Seller or any wholly-owned subsidiary of EQT Corporation, a Pennsylvania corporation.

(y)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(z)            “Excluded Assets” means:

(i)            all claims for refunds of, and any loss or credit carry forwards with respect to, any Taxes related to any Pre-Closing Period;

(ii)           all work product of Seller’s or its Affiliates’ attorneys relating to the negotiation and consummation of the transactions contemplated hereby;

(iii)          all contracts, property and assets listed on Exhibit B (including the compression and related equipment for the Big Sandy Pipeline and all control systems related thereto) that are not assigned to Buyer and any other contracts, properties and assets: (a) upstream of the Processing Facilities; or (b) downstream of the Processing Facilities and the Ranger NGL Pipeline;

(iii)          all proceeds, claims and rights arising prior to the Effective Time under any insurance policies covering the Assets;

(iv)          any hedging agreement, including any derivative, swap, option, future, put, call, floor, cap, collar, master agreement or other contract intended to hedge a commodity or interest rate, associated with or encumbering the Assets;

(v)           any and all rights, causes of action and defenses against third Persons relating to any of the Excluded Assets and arising at any time;

(vi)          any Gas or NGLs that (A) are located in stock tanks at the Processing Facilities or (B) constitute linefill at the Processing Facilities; and

(vii)         any Benefit Plan of Seller or its Affiliates.

(aa)         “Gas” means all hydrocarbon and non-hydrocarbon substances produced from gas or oil wells in a gaseous state.

(bb)         “Governmental Authority” means (i) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (ii) any court or administrative tribunal, (iii) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, or state public utility commission, or any comparable authority), (iv) any non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction, or (v) any arbitrator.

(cc)         “Hazardous Materials” means any substance, material, waste or radiation  including any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant”; (b) hydrocarbons, petroleum, petrochemical or petroleum products, petroleum substances, NGL, condensate, natural gas, crude oil or any components, fractionations or derivatives thereof; (c) oil and gas exploration and production wastes, including produced and flow back waters; and (d) asbestos containing materials, mercury, polychlorinated biphenyls, mold, radioactive materials, urea formaldehyde foam insulation, or radon gas.

(dd)         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(ee)         “Langley Plant 1” means the Gas processing facility described in Part I of Exhibit A-1.

(ff)           “Langley Plant 2” means the refrigerated JT Gas processing facility described in Part I of Exhibit A-1.

(gg)         “Langley Plant Environmental Matters” means any Remediation or Liability for **

(hh)         “Laws” all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

(ii)           “Lease and Easement Properties” means all Real Property Interests except for Owned Real Property.

(jj)           “Liabilities” means liabilities, obligations and commitments (including guarantees and other forms of credit support), whether accrued, contingent, absolute, determined, determinable or otherwise, including all debts, losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, demands, damages, and reasonable attorneys’, accountants’ and other similar fees and expenses and reasonable expenses of investigating, defending and prosecuting litigation, including those arising under any Law or Proceeding and those arising under any Contract or otherwise.

(kk)         “Lien” means any mortgage, pledge, hypothecation, security interest, lien, charge, option, assignment or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way, restriction (whether on voting, sale, transfer, disposition, use or otherwise), right, lease and other encumbrance on title to real or personal property (whether or not of record), whether voluntary or imposed by Law, and any agreement to give any of the foregoing; provided, however, that “Lien” shall not include any Real Property Consent.

(ll)           “Loss” or “Losses” means any and all damages, demands, payments, obligations, penalties, costs of supplemental environmental projects, assessments, disbursements, claims, costs, Liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, fees, costs of defense and attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

(mm)       “MarkWest Agreements” means the following agreements:

(i)            Natural Gas Liquids Transportation, Fractionation and Marketing Agreement dated November 16, 2007 by and between Seller and MarkWest Energy Appalachia, L.L.C.;

(ii)           Natural Gas Liquids Exchange Agreement dated November 16, 2007 by and between Seller and MarkWest Energy Appalachia, L.L.C.;

(iii)          Transfer of Operations, Assignment and Reimbursement Agreement dated November 16, 2007 by and among EQT Production Company, Seller and MarkWest Energy Appalachia, L.L.C.;

(iv)          Netting, Financial Responsibility and Security Agreement dated September 23, 2004 by and between EQT Production Company and MarkWest Hydrocarbon, Inc., as amended by the parties thereto on November 16, 2007;

(v)           Netting Financial Responsibility and Security Agreement dated September 23, 2004 by and between EQT Production Company and MarkWest Energy Appalachia, L.L.C., as amended by the parties thereto and Seller on November 16, 2007;

(vi)          Firm Gas Processing Agreement (Dwale) dated September 23, 2004 by and between EQT Production Company and MarkWest Hydrocarbon, Inc., as amended by the parties thereto on November 16, 2007;

(vii)         Firm Gas Processing Agreement (Non-Dwale) dated September 23, 2004 by and between EQT Production Company and MarkWest Hydrocarbon, Inc., as amended by the parties thereto on November 16, 2007; and

(viii)        Guaranty dated March 26, 2002 by and between EQT Production Company and MarkWest Energy Partners, L.P., as amended by the parties thereto and Seller on November 16, 2007.

(nn)         “Material Contract” means any Assigned Contract that:

(i)            involves obligations of, or payments to or from, Seller (or one of its Affiliates) in excess of **;

(ii)           is for the purchase, sale, gathering, compression, collection, processing, blending, treating, dehydration, handling, fractionation, storage, metering, measurement, balancing or transportation of natural gas, NGLs or other hydrocarbons;

(iii)          constitutes a pipeline interconnect or facility operating or maintenance agreement;

(iv)          restricts Seller (or one of its Affiliates) from freely engaging in any business or competing anywhere;

(v)           imposes a Lien on any Asset;

(vi)          constitutes a lease (whether capital or operating) under which Seller (or Affiliate thereof) is the lessor or the lessee of real, immovable, personal or movable property, which lease (1) involves any Real Property Interest or (2) involves an annual base rental of more than **;

(vii)         has the primary purpose of indemnifying a third Person;

(viii)        constitutes a partnership agreement, joint venture agreement or similar agreement or involving a sharing of profits, losses, costs, or Liabilities by Seller with any other Person; or

(ix)           relates to settlement, conciliation and other similar agreements relating to any actual or threatened Proceeding, the performance of which will involve payment on or after the Closing Date of consideration in excess of ** or will, on or after the Closing Date impose (or continue to impose) any injunctive or similar equitable relief on the Assets.

(oo)         “NGL” means propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes and any other liquid hydrocarbon or any mixtures thereof, including incidental methane and incidental ethane, but excluding liquefied methane.

(pp)         “NGL Delivery Point” has the meaning set forth in the Gas Processing Agreement.

(qq)         “NGL Inventory Value”  means, with respect to each NGL, an amount equal to the product of: (x) the volume of such NGL; and (y) the Applicable Index Price for such NGL.

(rr)           “Owned Real Property” means all parcels of land described in Exhibits A-3-1, A-3-2, A-3-3, and A-3-4, together with all buildings, improvements and fixtures located thereon and all easements, rights of way, servitudes, tenements, hereditaments, appurtenances, privileges and other rights and interests appurtenant thereto owned by Seller.

(ss)         “Other Transaction Documents” means the Gas Processing Agreement, the Big Sandy Shared Services Agreement, the NGL Exchange Agreement, the Amendments, the Conveyances and the Assignment.

(tt)           “Permitted Encumbrance” means, with respect to an Asset, any or all of the following:

(i)            statutory Liens for property Taxes or assessments not yet delinquent, or if delinquent, being contested by appropriate actions and for which appropriate accruals have been established;

(ii)           mechanic’s, materialmen’s, repairmen’s, employee’s, contractor’s, operator’s or other similar Liens or charges arising by operation of Law, in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(iii)          any Liens affecting the Assets that are (a) assumed, bonded or paid by Buyer pursuant to this Agreement or (b) otherwise discharged, in each case at or prior to Closing;

(iv)          with respect to pipeline, utility and similar easements, all rights of any Governmental Authority to regulate the Assets, immaterial defects and irregularities in title, encumbrances, exceptions, Liens and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Assets to which they pertain or reduce the share of revenues or increase the share of costs with respect to the Assets that, after the Closing, the Buyer will be entitled to receive or must be borne by the Buyer;

(v)           the terms and conditions of the Permits listed on Exhibit A-4 and the Contracts Exhibit A-5;

(vi)          the items set forth in Section 2.4 of the Disclosure Schedule; and

(vii)         all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

(uu)         “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(vv)         “Plant Products” means the NGLs that are separated, extracted, recovered or condensed, and saved, from the gas processed in the Processing Facilities.

(ww)       “Pre-Closing Period” means, with respect to the Assets, any Tax period ending on or prior to the Closing Date.

(xx)          “Proceeding” means any litigation, action, suit, claim, demand, investigation, examination, regulatory request for information, review or other judicial or administrative proceeding, at law or in equity, or any arbitration or other dispute resolution, before or by any Governmental Authority, or any order, judgment, decree, injunction, award or ruling issued thereunder.

(yy)         “Propak License Agreement” means that certain license agreement to be executed and delivered by Propak and Buyer on the Closing Date.

(zz)          “Ranger NGL Pipeline” means the existing NGL pipeline described in Part II of Exhibit A-1 (such existing portion, the “Ranger I NGL Pipeline”), together with the “Ranger II NGL Pipeline” (as defined in the NGL Exchange Agreement) to be completed by Buyer pursuant to the NGL Exchange Agreement, including all rights of ways, easements, and other real property rights, and all inventories of pipeline, valves, meters, cathodic protection equipment, related materials and supplies, whether ordered or already delivered or in possession of Seller, which will be necessary or used in connection with  transporting NGLs (upon completion) from the Processing Facilities to the Trans-Sandy Interconnect.

(aaa)       “Ranger Truck Terminal” means the truck unloading and pipeline injection station located at the terminus of the Ranger I NGL Pipeline, located near the Kentucky and West Virginia state line.

(bbb)      “Release” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the Environment.

(ccc)       “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, abatement, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

(ddd)      “Retained Liabilities” means any responsibility for any Liabilities of Seller and its Subsidiaries other than the Assumed Liabilities, including the following (i) any Liability arising out of or relating to the Excluded Assets, (ii) any of Seller’s Liabilities for expenses and fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’, accountants and fees), (iii) any Liability related to any employee of Seller (including, but not limited to, any retention, stay bonus or similar agreements entered into prior to the Closing Date in connection with or related to the transactions contemplated hereby), except to the extent such liability relates to a Hired Employee and is expressly assumed by the Buyer pursuant to this Agreement, (iv) any obligation or liability under any intercompany accounts payable to or intercompany obligations among the Seller and its Affiliates, including those relating to the Assets, (v) any Liability in respect of indebtedness of the Seller, except for trade debt relating to Assigned Contracts, (vi) any Liability in respect of income Taxes of Seller, (vii) any Liability relating to any legal action, proceeding, claim or investigation arising out of or in connection with any breach of any Assumed Contract by Seller occurring prior to the Effective Time and (viii) any Liability arising out of or relating to the matters set forth on Section 2.6 of the Disclosure Schedule; provided, however, that Retained Liabilities in respect of matter (1) “United States Department of Transportation Notice of Proposed Violation, Docket No. CPF 2-2006-5001” (the “Ivel NOPV”) on Section 2.6 of the Disclosure Schedule shall be limited to any monetary penalty imposed on Seller or its Affiliates.

(eee)       “Seller Material Adverse Effect” means any change, effect, circumstance, condition, event, occurrence, state of facts, or development that is or could reasonably be expected to be, individually or together with any other change, effect, circumstance, condition, event, occurrence, state of facts, or development, material and adverse to the Assets, taken as a whole, but in each case shall not include the effect of events, changes and circumstances relating to (i) the United States economy generally and (ii) the industries and markets in which the business comprising the Assets operates, to the extent they do not have a disproportionately adverse affect on the Assets.

(fff)         “Siloam Fractionation Plant” has the meaning set forth in the Gas Processing Agreement.

(ggg)      “Straddle Period” means any Tax period that begins before and ends after the Closing Date.

(hhh)      “Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and custom’s duties, tariffs and similar charges; (b) any liability for the payment of any amounts of the type described in (a) as a result of being a person required by Law to withhold or collect taxes imposed on another person; (c) any liability for the payment of amounts of the type described in (a) or (b) as a result of being a transferee of, or a successor in interest to, any person or as a result of an express or implied obligation to indemnify any person; and (d) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any of the foregoing amounts.

(iii)          “Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

(jjj)          “Tax Return” means any return, statement, declaration, form, report, claim for refund or credit, or information return or other documentation (including any additional or supporting material and any amendments or supplements) filed by Seller with a Governmental Authority with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

(kkk)       “Trans-Sandy Interconnect” means the interconnect point of the Ranger NGL Pipeline with the Trans-Sandy NGL Pipeline near Ranger, West Virginia.

(lll)          Trans-Sandy NGL Pipeline” means the NGL pipeline currently owned by Buyer or one of its Affiliates capable of transporting NGLs to the Siloam Fractionation Plant

(mmm)    “US GAAP” means, at any time, generally accepted accounting principles in the United States in effect as of such time.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

EQT GATHERING, LLC

By:	/s/ M. Elise Hyland
Name: M. Elise Hyland
Title: Chief Commercial Officer

MARKWEST ENERGY APPALACHIA, L.L.C.

By:	/s/ Frank Semple
Name: Frank Semple
Title: President & CEO

Signature Page to Purchase and Sale Agreement

EXHIBIT A-1

PROCESSING FACILITIES AND RANGER NGL PIPELINE

PART I

Langley Plant #1:  100 MMCf/d cryogenic plant: Propak Systems ltd. Licensed**

Langley Plant #2:  70 MMCf/d refrigeration plant: JT / Mechanical refrigeration plant**

Big Sandy compression inlet pressure range is 350-450 psig.

Interconnect to EQT gathering line (to Columbia gas transmission (TCO) Beavercreek interconnect) maximum allowable operating pressure is 425 psig.

PART II

Ranger Pipeline (existing West Virginia Portion):  from the Ranger Trucking Terminal mov 6 location, is a 27 mile, 8” steel natural gas liquids pipeline. Maximum allowable operating pressure 2160 psig. The interconnect is with MarkWest at their Trans-Sandy pipeline.

Ranger Trucking Terminal: is located on the Ranger pipeline, near mov 6. **

Ranger Stock Items: [see attached]

**

[5 pages have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

EXHIBIT A-2

PERSONAL PROPERTY

**

[5 pages have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

EXHIBIT A-3

REAL PROPERTY INTERESTS

[see attached]

**

[61 pages have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

EXHIBIT A-4

PERMITS

**

[4 pages have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

EXHIBIT A-5

ASSIGNED CONTRACTS

[see attached]

**

[6 pages have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

EXHIBIT A-6

RADIO LICENSES

**

EXHIBIT B

EXCLUDED ASSETS

[see attached]

**

[34 pages have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

DISCLOSURE SCHEDULES

TO THE PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

EQT GATHERING, LLC

AND

MARKWEST ENERGY APPALACHIA, L.L.C.

DATED AS OF January 3, 2011

Capitalized terms used in this Disclosure Schedule (the “Schedule”) and not otherwise defined herein shall have the meanings given to such terms in the Purchase and Sale Agreement by and between EQT Gathering, LLC and MarkWest Energy Appalachia, L.L.C. dated as of January 3, 2011 (the “Agreement”).

Inclusion of information herein shall not be construed as an admission or acknowledgment, in and of itself, that such information is (i) required by the terms of the Agreement to be disclosed, (ii) material to the Assets or the Seller or (iii) has or would have a Seller Material Adverse Effect.

Matters disclosed in this Schedule under any particular reference to a section of Article II of the Agreement shall be deemed to be disclosed under all other sections of the Agreement for which the applicability of such information and disclosure is readily apparent.

INDEX

Section 2.3(b)	Real Property Consents

Section 2.4(a)	Title Matters

Section 2.4(f)	Condition of Certain Assets

Section 2.6	Litigation

Section 2.11	Taxes

Section 2.12(a)-(f)	Environmental Matters

Section 2.13	Intellectual Property Licenses

Section 6.1	Conduct of Business

Section 6.8	Purchase Orders

Section 10.9	Knowledge Individuals

**

[15 pages have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]